UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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Vital Energy, Inc.

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Vital Energy

2023 Notice of Annual Meeting of Stockholders and Proxy Statement

1
Letter from Our Chair and
Our Chief Executive Officer

April 6, 2023 To the Stockholders of Vital Energy, Inc.:
We are Vital Energy. Post our recent rebrand, we write this note with great enthusiasm to lead our industry as we responsibly develop and produce the products that energize the world. Our strategy has been unwavering since 2019 and we have successfully repositioned our Company within the Permian Basin.
Our recent acquisitions have grown oil production, built scale, increased margins and improved our profitability. Our disciplined developments have led to higher Free Cash Flow and enabled absolute debt reduction, improved leverage and a strengthened capital structure. Our recent successes have been supported by the application of innovative new technologies that have increased production and revenues, enhanced returns and helped reduce emissions. We have the right strategy to create long-term value for our shareholders.
The year 2022 was one of remarkable accomplishments:
•Generated Company-record cash flows from operating activities of $830 million and Free Cash Flow(1) of $220 million
• Reduced term-debt by $285 million and strengthened our leverage ratio(2) to 1.18x at year-end
•Implemented a $200 million equity repurchase program and repurchased $37 million of common stock
•Increased oil production nearly 20%
•Organically added oil-weighted inventory locations in Glasscock County, maintaining more than 8 years of oil-weighted inventory in Howard and western Glasscock counties
•Reported Scope 1 GHG emissions intensity reduction of 34% and methane intensity reduction of 63%, compared to 2019 baseline levels; Added a 2025 recycled water target and established a combined Scope 1 and 2 emissions intensity goal for 2030.

Our rebranding signifies our transformation to a Company that is profitable, sustainable, engaged with the communities in which we operate and committed to delivering low-cost energy that powers the future. Our employees and executives are engaged and focused on growing stockholder value and building a Company that delivers high returns for years to come.

(1)    See Annex A for definitions of non-GAAP financial measures.
(2)    Leverage measured by Net Debt/Consolidated EBITDAX. Non-GAAP financial measure; please see Annex A for definitions of non-GAAP financial measures and reconciliations of GAAP to non-GAAP financial measures.

2	Vital Energy, Inc. 2023 Proxy Statement

Our 2023 Outlook is focused on generating Free Cash Flow and balances debt reduction and the sustainable return of cash to shareholders with disciplined capital investments to profitably grow our business. Our development programs are focused on the most productive opportunities in Howard County and we recently announced an accretive acquisition that expands our Midland Basin footprint into Upton County and adds additional high-margin production and inventory.
We expect that our financial and operational results in 2023 will continue to benefit from our focused efforts on technological innovation. We are utilizing machine-learning algorithms to optimize production and increase revenue. As an example, we are now able to automatically adjust our electric submersible pumps multiple times per day. This allows us to cost-effectively enhance production and extend the productive life of our wells. Dynamic routing algorithms prioritize operator routes, improving response times and reducing production downtime. In addition, we are mitigating emissions events by employing cameras programmed to quickly recognize emissions and predict when these events could occur.
We made significant progress advancing our ESG initiatives across the business in 2022. Our commitment to sustainable energy production continues to deliver meaningful greenhouse gas and methane intensity reductions. Our compensations actions, which are detailed in this proxy, incentivize the right behaviors and reward performance in line with our objectives. This is demonstrated by the weighting of safety metrics in our executive short-term incentive plan goals. For the first time in our history, we recorded zero employee incidents in a calendar year.
Our annual stockholder outreach effort solicits input from institutions representing more than half of our outstanding shares, providing an opportunity for our Board and senior leadership to engage with our largest stockholders on our strategic priorities and disclosure practices. Based on these discussions, we remain confident that our strategy and business plan are aligned with our stockholders’ expectations. Our Board, management and employees have proven we can deliver results and we are excited to continue to grow the Company and deliver value in the coming years.
Thank you for your investment in Vital Energy.

Sincerely,

	William E. Albrecht Non-Executive Board Chair	Jason Pigott President & Chief Executive Officer

3
Notice of 2023 Annual Meeting of Stockholders

All stockholders of record as of the Record Date, March 28, 2023, are cordially invited to attend the 2023 Annual Meeting of Stockholders.
This Notice contains the meeting logistics, business agenda and voting options. You will also find the link for all Proxy Materials, including the Proxy Statement and our 2022 Annual Report. Your vote is important, and we encourage you to vote promptly whether or not you plan to attend the Annual Meeting. We look forward to seeing you.
April 6, 2023
Sincerely,
Mark Denny
Senior Vice President—General Counsel & Secretary
Items up for Vote
				2023 Annual Meeting Information Date and Time May 25, 2023 at 9:00 a.m. Central Daylight Time Place Santa Fe Plaza Building 521 E. 2nd Street Tulsa, Oklahoma 74120 Record Date March 28, 2023

How to Vote
Any stockholder of record at the close of business on the Record Date may vote. The deadline to vote is 11:59 p.m. ET on May 24, 2023, except if you attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure the representation of your shares in case you are unable to attend.
By Telephone
1-800-690-6903
By Internet
www.proxyvote.com
By Mail
If you received a paper copy of the Proxy Materials, please complete, sign and return the proxy card in the envelope provided
My Mobile Device
Scan the QR Code
In Person
Attend the Annual Meeting

	Proposals	Board Recommendation	Proxy Page
1	To elect four Class I directors for a three-year term and one Class III director for a two-year term.	FOR each nominee	17
2	To ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	38
3	To hold an advisory vote approving the compensation of our named executive officers	FOR	42
4	To approve an amendment and restatement of the Certificate of Incorporation to clarify and eliminate obsolete provisions	FOR	83
5	To transact such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2023. The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Annual Report”), are available at http://materials.proxyvote.com/516806.
Important Information Regarding Meeting Attendance and Location. We intend to hold our Annual Meeting in person. However, due to the public health impact of COVID-19 and related travel concerns, we may impose additional procedures or limitations on meeting attendees beyond those described in the accompanying Proxy Statement. Such additional precautionary measures may include, in compliance with guidance issued by the U.S. Centers for Disease Control, restricting the number of meeting attendees gathered in one room and requiring that all meeting attendees wear a mask and remain at a minimum six feet from other persons at all times.
Alternatively, we are planning for the possibility that the meeting may be held solely by means of remote communication. If we take this step, we will announce by press release the decision to do so in advance, along with details on how to participate in the meeting. If it becomes necessary, a meeting by remote communication will not impact your ability to vote in advance of the meeting by telephone, internet, mobile device or mail.

4	Vital Energy, Inc. 2023 Proxy Statement

Our 2023 Proxy Statement and 2022 Annual Report are available online at http://materials.proxyvote.com/516806

5
Summary
This summary highlights information contained elsewhere in this Proxy Statement for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information you should consider and is not a form for voting. You should read the entire Proxy Statement carefully before voting.

2023 Annual Meeting Information	Date and Time May 25, 2023 at 9:00 a.m. Central Daylight Time	Place Santa Fe Plaza Building 521 E. 2nd Street Tulsa, Oklahoma 74120	Record Date March 28, 2023

Proposal One	Proposal Two	Proposal Three	Proposal Four

Election of Directors at the 2023 Annual Meeting	Ratification of the Selection of Independent Registered Public Accounting Firm	Advisory Vote Approving the Compensation of Our Named Executive Officers	Approval of an Amendment and Restatement of the Certificate of Incorporation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of Dr. Craig M. Jarchow, Jason Pigott, Edmund P. Segner, III, Dr. Shihab Kuran and John Driver.	The Board unanimously recommends that stockholders vote FOR the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2023.	The Board unanimously recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.	The Board unanimously recommends that stockholders vote FOR the approval of an amendment and restatement of the Certificate of Incorporation to clarify and eliminate obsolete provisions.

See page 17 for more information.	See page 38 for more information.	See page 42 for more information.	See page 83 for more information.

6	Vital Energy, Inc. 2023 Proxy Statement
Company Overview
Vital Energy, Inc. (the “Company,” “Vital,” “we,” “us,” or “our”) is an independent energy company focused on the exploration, development and acquisition of oil and natural gas properties, primarily in the Permian Basin of West Texas. Our headquarters are in Tulsa, Oklahoma, and our development and production is in largely contiguous sections in the neighboring Texas counties of Howard, Glasscock, Reagan, Sterling and Irion.

Number of Employees	Number of Net Acres*	Proved Reserves*	Production*

289	163,286	302.3 million barrels of oil equivalent (three-stream)	77,947 barrels of oil equivalent per day (three-stream)

*      As of, or for the year ended, December 31, 2022, as applicable.
Value-Creation Strategy
Our strategy is to create long-term value for our stockholders through the responsible development of our Permian Basin acreage. Throughout 2022, we delivered on this strategy, the highlights of which include:

Maintain Capital Discipline	Target Accretive Acquisitions

Generate Free Cash Flow	Advance Sustainability and Responsible Production

Reduce Debt and Leverage	Apply Technology to Enhance Profitability

Summary	7
Executing on Strategy in 2022

Generated Company-Record Cash Flows from Operating Activities and Net Income
•FY-22 cash flows from operating activities of $830 million
•FY-22 net income of $632 million
Generated Company-Record FCF(1) and Consolidated EBITDAX(1)
•FY-22 FCF of $220 million and FY-22 Consolidated EBITDAX of $913 million
•Reinvested 70% of operating cash flow
Strong Annual Production Growth
•Driven by previous oil-weighted acquisitions
•Continuing to optimize production through digital solutions
Divested Non-Operated Properties for $110 million
•Proceeds used to reduce debt and hi-grade portfolio
Reduced Term Debt and Shares Outstanding
•Utilized FCF and divestiture proceeds to repurchase
•$285 million of term debt
•490,536 common equity shares
•Improved year-end leverage(2) by 0.96x to 1.18x at 12/31/2022

(1)    See Annex A for definitions of non-GAAP financial measures.
(2)    Leverage measured by Net Debt/Consolidated EBITDAX. YE-21 Consolidated EBITDAX represents the second half of 2021 annualized due to significant acquisitions in 2021. Non-GAAP financial measure; please see Annex A for definitions of non-GAAP financial measures and reconciliations of GAAP to non-GAAP financial measures.

8	Vital Energy, Inc. 2023 Proxy Statement
Corporate Governance and Board Matters Overview
The Vital Energy Board of Directors (the “Board” or “Board of Directors”) currently consists of 10 directors serving staggered three year terms. Two Directors joined the Board in 2022 and, accordingly, the Board has nominated five directors for election at the Annual Meeting. Edmund Segner III, Dr. Craig Jarchow, Jason Pigott and Dr. Shihab Kuran are being nominated to serve as Class I directors of the Company to hold office until the 2026 Annual Meeting and John Driver is being nominated to serve as a Class III director of the Company to hold office until the 2025 Annual Meeting.
Board Composition & Attributes
Our Nominating, Corporate Governance, Environmental and Social Committee continually accesses the Board and the skill sets, experiences and characteristics represented by the directors to ensure alignment with Vital Energy’s strategic objectives and evolving needs and expectations. The Board is committed to active refreshment and believes that its membership should reflect a diversity of industries, experience, gender, race, ethnicity and age to help ensure that it serves the long-term interests of stockholders and promotes the best interests of the Company. The below skills matrix is assessed regularly and constantly evolves with the needs of the organization.

Summary	9

William E. Albrecht Former President, Oxy Oil and Gas, Americas	71	2020

John Driver CEO, Lynx Technology	58	2022

Frances Powell Hawes Former Chief Financial Officer, Grant Prideco, Inc.	68	2018

Jarvis V. Hollingsworth Vice Chairman and Chief Operating Officer, Irradiant Partners, L.P.	60	2020

Dr. Craig M. Jarchow President, CEO and Director, TG Natural Resources, LLC	62	2019

Dr. Shihab Kuran Founder and CEO, Power Edison	53	2022

Lisa M. Lambert Founder and President, National Grid Partners	55	2020

Lori A. Lancaster Former Managing Director, UBS Securities, Global Energy Group	53	2020

Jason Pigott President and CEO, Vital Energy, Inc.	49	2019

Edmund P. Segner, III Former President and Director, EOG Resources, Inc.	69	2011
No. of Directors			9/10	7/10	9/10	4/10	7/10	3/10	5/10	6/10	10/10	4/10	4/10	7/10	4/10	3/10	4/10

10	Vital Energy, Inc. 2023 Proxy Statement
Governance Highlights
Below is a short summary of our practices and policies. See the Director Oversight of Risk Management, Director Meetings & Executive Sessions, and Director Committees sections for a full discussion of the Board’s responsibilities.

Governance Highlights	Independent Oversight

•Active Board oversight of the Company’s strategy and risk management.
•Corporate culture of integrity.
•Annual review of corporate governance documents including Board committee charters.
•Prohibition on pledging, hedging, short sales and derivative transactions by directors or employees.
•Stock ownership requirement for directors to own an aggregate of $400,000 in Vital stock.
•Robust executive compensation clawback policy covering financial restatements and improper conduct.
•Prohibition on director overboarding, ensuring that no director serves on more than four public company boards.
•Active stockholder engagement to solicit feedback on a wide variety of issues.
•Commitment to sustainability through enhanced oversight of ESG initiatives and publication of annual sustainability report.
•No excessive perquisites.
•Independently managed, toll-free Ethics Reporting Hotline, 1-844-732-6240, www.MyComplianceReport.com.
•Majority voting standard for uncontested director elections.

•9 of 10 directors are independent.
•Separate independent Board Chair and CEO.
•Only independent directors eligible to serve on Board committees.
•The Board and its Committees conduct regular executive sessions without management.
•Independent auditor and independent compensation consultant.

Robust Refreshment

•Comprehensive, ongoing Board succession planning process with a focus on diversity.
•Mandatory retirement age of 75.
•Annual Board and Board Committee self-assessments and review of Board leadership structure.

We strive to implement and maintain a corporate governance structure that is both stockholder friendly and appropriate for a company of our size in our industry. At least annually, but typically more frequently, the Board reviews the Company’s corporate governance practices in light of current trends and investor feedback.

Summary	11
Environmental, Social and Governance Responsibility
The Board receives timely updates on any significant environmental or safety incidents as well as environmental, social and governance (“ESG”) briefings at regularly scheduled Board meetings. ESG matters at Vital are overseen by the Nominating, Corporate Governance, Environmental and Social (“NGE&S”) Committee, which monitors and evaluates programs and policies relating to ESG and climate-related matters on at least a quarterly basis. The NGE&S Committee holds primary responsibility for reviewing our ESG performance, including environmental, health or safety incidents, strategies and policies related to human capital management and our ESG risks and exposures, including climate-related risks. The NGE&S Committee members oversee ESG-related efforts across the Company, identify ESG risks and contribute to our ESG communications. Relatedly, one of the Audit Committee’s responsibilities is oversight of our Enterprise Risk Management process, including our cybersecurity practices. Our Chief Technology Officer, supported by our Chief Information Security Officer, briefs the Board on cybersecurity matters as needed during regularly scheduled Audit Committee meetings. Cybersecurity matters are also regularly discussed during full Board meetings.
Management of our daily ESG efforts is led by the ESG Management Committee, a multi-disciplined team of leaders who are responsible for implementing, executing and assessing new and ongoing ESG efforts across the organization. The NGE&S Committee’s recommendations provide key considerations for our operations and business strategy, and increase awareness of ESG matters throughout the organization. The Chief Sustainability Officer, who directly reports to the Chief Executive Officer, leads the NGE&S Committee and provides regular updates to the NGE&S Committee and Board. Progress toward our targets are overseen by the Board and ESG metrics are linked with executive officer compensation through inclusions of our 2025 emission reduction goals in the Company’s Long-Term Incentive Program.
Additional information on our ESG Management Committee, cybersecurity practices and key accomplishments can be found in our 2022 ESG & Climate Risk Report on our website under the “Sustainability” tab. The information on our website, including our ESG and Climate Risk Reports, is not incorporated by reference or otherwise made a part of this Proxy Statement.
Key Accomplishments Highlighted in the 2022 ESG & Climate Risk Report
Vital published our third annual ESG and Climate Risk Report in 2022, aligning our disclosures and metrics with SASB, TCFD and IPIECA frameworks and further increasing industry comparability through the AXPC and API performance metrics. The report outlines Vital’s continued progress toward our 2025 emissions reduction targets, includes a 1.5 degree net zero scenario analysis and highlights that Vital was the first Permian operator to achieve Trustwell™ Certification for responsible operation, the addition of a 2025 water recycling goal and a 2030 combined Scope 1 and Scope 2 GHG emissions intensity target. Key accomplishments include:
Progress Towards Environmental Targets

Targets	Progress relative to 2019 baseline:

•< 12.5 mtCO2e / MBOE Scope 1 GHG emissions intensity by 2025	•34% reduction in Scope 1 GHG emissions intensity

•Zero routine flaring by 2025	•62% reduction in flaring intensity

•< 0.20% methane emissions as a percentage of natural gas production by 2025	•63% reduction in methane intensity

12	Vital Energy, Inc. 2023 Proxy Statement

SCOPE 1 GHG EMISSIONS INTENSITY (MTCO2E/MBOE)
REDUCTION PROGRESS VS. 2025 TARGET
30
25
20
15
10
5
0
26.03
7.95
23.13
3.03
-4.38
Reduced Hydrocarbon Flaring
-1.84
Reduced Vented Emissions
0.36
Other Emissions Changes
17.26
Enhancing Monitoring
Replacing Pneumatic Devices
Electrifying Operations
12.50
2019 INTENSITY
2020 INTENSITY
2021 INTENSITY
2025 INTENSITY TARGET
Emissions from acquired assets

Progress on Diversity & Inclusion
Guided by mutual respect, openness, honesty and a spirit of trust and collaboration, we support and encourage an inclusive work environment to attain our highest level of productivity, creativity and efficiency. Diverse and sound ideas, approaches and individual experiences are essential features of inclusion. While recognizing opportunities to continue to improve, we are proud of the progress the Company has made on improving diversity and inclusion across our Company over the past three years, including:
•60% of our current Directors are diverse*
•100% of new Directors since 2020 are diverse
•40% of Company leadership are diverse
•27% increase in the percentage of women in leadership since 2019
•55% of employees in our Tulsa headquarters are women
•Company-wide unconscious bias and inclusion training
•Continued disclosure of our EEO-1 data
*The term “diverse” in this section includes gender or race

Summary	13
Stockholder Engagement
Our engagement with stockholders is ongoing throughout the year.

Spring	Summer	Fall	Winter

In a typical year, we file our proxy statement in the Spring disclosing enhancements to our governance and compensation practices and policies based on the feedback received from stockholders the previous year. We then conduct outreach with stockholders prior to our annual meeting as needed.
We review the feedback received from our Spring engagement and through the annual meeting stockholder voting results in the Summer.
We conduct broad engagement with stockholders through the Fall and Winter to obtain feedback following the annual meeting. We also complete our annual Board assessments and annual review of our Board policies and charters.

We review the stockholder feedback from our stockholder outreach with the Board and consider potential changes to our compensation practices and program, governance and sustainability practices and proxy disclosures.

We value stockholder feedback and believe that dialogue with our stockholders is a key element of good corporate governance. We conduct an extensive annual outreach program enabling investors to engage directly with members of our Board and senior leadership. Discussion topics include our corporate strategies and goals, Company performance, executive compensation, governance policies and practices and environmental and social matters. Over the course of fall 2022 and winter 2023, we reached out to stockholders representing more than 50% of our shares outstanding and held one or more meetings with all investors who accepted our invitation. A summary of key areas of feedback received during these conversations, which included senior members of management and either the chair of our Board or of the NGE&S Committee, follows. This feedback is shared with our Board and helps align our governance and compensation practices and disclosures with stockholder expectations.

14	Vital Energy, Inc. 2023 Proxy Statement

What We Heard	Our Perspective/What We Did

While supportive of 2025 goals set and metrics disclosed to date, some investors encouraged additional disclosures and target-setting
We again disclosed our estimated Scope 3 emissions for category 11 (use of products sold) using the IPIECA methodology in the 2022 ESG and Climate Risk Report; expanded our targets to include a combined Scopes 1 & 2 GHG emissions intensity reduction by 2030 and a 2025 water recycling target related to our completion operations

Several investors indicated support for disclosure aligned with SASB standards and TCFD framework, while acknowledging in some cases that the Board is best positioned to make framework determinations	We continued to align our disclosure with SASB, TCFD and IPIECA reporting frameworks as well as AXPC and API performance metrics for our 2022 ESG and Climate Risk Report

Additional information regarding the Company’s risk identification and mitigation processes would be helpful	Our 2022 ESG and Climate Risk Report included enhanced disclosure regarding our process for prioritizing and allocating resources to manage risk as well as our risk mitigation efforts

Interests in our strategic planning around energy transition, carbon offsets and future capital allocation
We continue to make progress toward our 2025 and 2030 emissions reduction targets and direct capital toward emission reduction projects using our carbon abatement curve to focus our human and financial capital. Additionally, our 1.5 degree net zero scenario analysis demonstrated the resiliency of our development program, further solidifying our view that producing low cost, low carbon energy is a sustainable strategy

Investors expressed interest in discussing the use of ESG metrics in both short- and long-term incentive programs, noting metrics should be clearly defined, rather than discretionary goals
Our STIP has incorporated quantifiable environmental goals since 2020, and for 2022 and 2023 we have further refined those goals, which represent 20% of our STIP. In addition, our compensation committee has included an LTIP metric since 2022 tied to achievement of our 2025 emissions reduction goals

Investors are supportive of Vital’s diversity, equity and inclusion disclosures, including EEO-1 survey data, and encouraged continued focus in this area	We seek opportunities for improved practices and disclosure in the future

Summary	15
Executive Compensation Matters Overview
The Board establishes the Company’s compensation philosophy and practices and annually reviews and updates the executive compensation program based upon recommendations from the Compensation Committee. The process includes reviewing the prior year say-on-pay voting results, soliciting input from the Compensation Committee’s independent compensation consultant, reflecting on all feedback received from stockholders throughout the year, comparing the Company’s compensation program with its peers and evaluating the Company and management team’s performance.
General best practices that the Board and Compensation Committee have implemented include the following:

What We Don’t Do

No Repricing of Stock Options
We do not reprice, exchange or buy out underwater stock options.
No Employment Agreements
None of our employees, including our named executive officers (“NEOs”), have an employment agreement, and all executive compensation is determined by the Compensation Committee and the Board.

No Payment of Dividend Equivalents on
Unvested Equity
We do not issue dividends for unvested equity.
No Excise Tax Gross Ups
Our Change in Control Plan does not provide for any excise tax gross ups.
No Pledging, Hedging, Short Sales or
Derivative Transactions
Our policies prohibit directors and employees from pledging, hedging, short-selling or trading in derivatives of our stock.

16	Vital Energy, Inc. 2023 Proxy Statement

What We Do

Pay For Performance
Our compensation program aligns executive compensation with corporate performance on both a short-term and long-term basis by making our incentive compensation variable and heavily dependent on performance metrics.

Benchmark Compensation Against
a Representative & Relevant Peer Group
With the assistance of our independent compensation consultant, we annually benchmark our compensation structure against a compensation peer group. We annually review the peer group to consider additions and removals based on multiple factors, including EBITDA, total assets, market capitalization, enterprise value and total shareholder return.
Perform An Annual Review
of Compensation Structure
The Compensation Committee performs an annual risk assessment to confirm our compensation structure does not encourage unnecessary risk taking.
Double Trigger Change in
Control for Severance Payments
Severance payments in the event of a change in control require both a change in control and an actual or constructive termination of the position without cause.
Double Trigger Change in Control
for Equity Awards
Accelerated vesting of equity awards in the event of a change in control require both a change in control and an actual or constructive termination of the position without cause.
Maintain Robust Equity Ownership Guidelines
for Executives and Board Of Directors
Our Corporate Governance Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary and directors to own $400,000 worth of Company stock.

Total Target Compensation for 2022 % of Pay at Risk

CEO 87%	Average of the other NEOs 81%

Publish Pre-Established Performance Goals &
Fully Disclose Results
Both our long-term and short-term incentive compensation have significant performance-based criteria that are subject to the achievement of objective, pre-established performance goals disclosed in our proxy materials and tied to financial, operational and strategic objectives.
Executive Clawback Plan
Beginning with all award grants made on or after January 1, 2022, our executives are subject to a robust clawback plan in the case of financial restatement or other circumstances as determined by the Board.
Gather, Analyze and Respond to Stockholder
Feedback on Our Compensation Structure
We annually ask stockholders to vote on an advisory basis to approve our executive compensation (say-on-pay) and are highly responsive to stockholders. We received approximately 95% approval for our 2022 vote.

Limit Performance Unit Payouts
Performance unit award payouts are capped, and we prohibit maximum performance unit award payout in the event of a negative total shareholder return.
Utilize an Independent Compensation Consultant
The Compensation Committee utilizes an independent compensation consultant in making compensation policy.
		Stock Ownership Requirements
		Multiple of Base Salary

		CEO	Senior Vice Presidents	Vice Presidents	Directors
		5x	2x	1x	$400,000

17
Corporate Governance
and Board Matters

Proposal One

Election of Directors at the 2023 Annual Meeting
The Board is divided into three classes, designated Class I, Class II and Class III. Each class serves a staggered three-year term. As a result, typically approximately one third of the director positions are subject to election at each annual meeting of stockholders.
The NGE&S Committee recommends, and the Board has nominated, five directors for re-election to the Board to serve until the applicable annual meeting of stockholders and thereafter until each of their successors is elected and qualified or his or her earlier resignation or removal. In accordance with good governance practices, newly appointed directors are placed in the class up for election at the next annual meeting. After the Annual Meeting, assuming stockholders elect the five nominees of the Board, the Board of Directors will be as follows:

CLASS I With a term expiring in 2026 •Dr. Craig M. Jarchow •Jason Pigott •Edmund P. Segner, III •Dr. Shihab Kuran	CLASS II With a term expiring in 2024 •Jarvis V. Hollingsworth •Lisa M. Lambert •Lori A. Lancaster	CLASS III With a term expiring in 2025 •William E. Albrecht •Frances Powell Hawes •John Driver

The biographical information for director nominees and our other directors and the process for reviewing and selecting nominees is set forth below in the Director Qualifications section.
The Company Bylaws provide for a majority voting standard for uncontested director elections and require roughly equal classes of directors. Assuming the presence of a quorum, each of the director nominees receiving affirmative votes of a majority of the shares voted at the Annual Meeting will be elected. Cumulative voting is not permitted in the election of directors. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the five nominees.
Each of the nominated directors has consented to serve on the Board, and the Board has no reason to believe any nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the proxyholders will vote for the election of a substitute nominee that the Board recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of Dr. Craig M. Jarchow, Jason Pigott, Edmund P. Segner, III, John Driver and Dr. Shihab Kuran.

18	Vital Energy, Inc. 2023 Proxy Statement
Director Qualifications
The Board seeks to recruit and nominate directors who provide the Board with the necessary skills, backgrounds and experience to oversee the Company’s policies and strategies and the management of the business by the CEO and other executive officers. The NGE&S Committee annually reviews the composition of the Board and evaluates its effectiveness and regularly evaluates potential director candidates. For each director nominee, the Board considers, at a minimum, a candidate’s judgment, experience, character, business acumen and independence from the Company. Additionally, in accordance with the Company’s Corporate Governance Guidelines, the Board considers diversity of experience, gender, race, ethnicity and age, as well as any other self-identified diversity characteristics of directors and candidates to becomes directors. The Board and the NGE&S Committee conduct an annual review to assess the effectiveness of the policy in light of the skills and characteristics of the current Board members. When evaluating the suitability of an incumbent director for re-election, the Board and NGE&S Committee also consider the director’s past performance, including attendance at meetings and contributions to the Board.
Director nominees come from a variety of sources, including stockholders (who may nominate directors in accordance with the Company Bylaws), management, directors and search firms. The NGE&S Committee has retained independent, third-party search firms to assist in identifying and evaluating potential candidates for the Board. The NGE&S Committee evaluates and interviews all potential candidates and recommends nominees to the Board. The full Board then votes to appoint a nominee by majority vote and recommends the nominee for election by stockholders at the next annual meeting.
The Board and the NGE&S Committee periodically review the size of the Board to ensure it is appropriate, consistent with our historical approach and in accordance with our Corporate Governance Guidelines.
Our current Board members range in age from 49 to 71, with three women members and four racially diverse members. Our Board also has directors with backgrounds in different industries, areas of expertise, age and tenure. We have undergone an extensive refresh of the Board resulting in 90% of directors being new in the last 5 years, we have targeted high quality individuals who provide a diverse and varied perspective across all aspects of experience. We believe this Board aligns with and supports the new direction the Company has taken during this period and believe they will continue to aid in our future growth.

Independent	Diversity		Age Range	Average Tenure	Average Age

All Directors except CEO	30%* Women	40%* Minority	49-71 Years	3.1 Years	60 Years
*Based upon all 10 Directors

Set forth below is biographical information as of March 28, 2023 for each director nominee and continuing director.

Corporate Governance and Board Matters	19
Class I Director Nominees

Edmund P. Segner, III Former President, Chief of Staff, Principal Financial Officer and Director, EOG Resources, Inc. Independent Director Director since 2011 Age 69 Committees Audit Finance
Career Highlights
•Rice University
Professor in the Practice of Engineering Management, Department of Civil and Environmental Engineering
•EOG Resources, Inc.
President, Chief of Staff and Director
Principal Financial Officer
Key Qualifications and Experience
Mr. Segner’s service as President, Principal Financial Officer and director of publicly traded oil and gas exploration and development companies demonstrates a strong operational, financial, accounting and strategic background and enables him to provide our Board with valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production. Mr. Segner also brings financial and accounting expertise to the Board, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a Principal Financial Officer, his supervision of other principal financial officers and principal accounting officers and his service on the audit committees of other companies. For these reasons, among others, we believe Mr. Segner is qualified to serve as a director.

Other Current Public Company Directorships
•Archrock, Inc.
(Audit Committee and Nominating and Corporate Governance Committee)
Prior Directorships
•HighPoint Resources Corp. (formerly Bill Barrett Corp.)
•Archrock Partners, L.P. (formerly Exterran Partners, L.P.)
•Midcoast Holdings, LLC, the general partner of Midcoast Energy Partners, L.P.
•Seahawk Drilling, Inc.
Education
•Certified Public Accountant
•MA, Economics, University of Houston
•BS, Civil Engineering, Rice University

20	Vital Energy, Inc. 2023 Proxy Statement

Dr. Craig M. Jarchow President, CEO, TG Natural Resources, LLC Independent Director Director since 2019 Age 62 Committees Compensation (Chair) Finance
Career Highlights
•TG Natural Resources, LLC
President, Chief Executive Officer and Director
(May 2017 present)
•Pine Brook Road Partners, LLC
Managing Director and Partner
•First Reserve Corporation
Director and Partner
•Amoco Corporation & Apache Corporation
Operational roles of increasing responsibility
Key Qualifications and Experience
Dr. Jarchow has more than 30 years of industry experience serving in upstream operational roles for oil and gas companies, advising financial services firms on energy focused investments and building and leading an operating company. His geology and geophysics background combined with his managerial experience building and leading a company aides us in the development of our assets and the acquisition of new properties to expand our high margin inventory. For these reasons, among others, we believe Dr. Jarchow is qualified to serve as a director.

Other Current Public Company Directorships
•TG Natural
Resources, LLC
Education
•Ph.D., Geophysics, Stanford University
•MBA, MIT Sloan School of Management
•MS, Geophysics, Stanford University
•BA, Geology, University of California, Santa Barbara

Jason Pigott President and Chief Executive Officer, Vital Energy, Inc. Director since May 2019 Age 49
Career Highlights
•Vital Energy, Inc.
President and Chief Executive Officer, October 2019 to present Director and President
•Chesapeake Energy Corporation
Executive Vice President—Operations and Technical Services Executive Vice President, Operations
Senior Vice President, Operations
•Anadarko Petroleum Corporation
General Manager
Reservoir Engineering Manager
Key Qualifications and Experience
Mr. Pigott has more than 23 years of experience in the energy exploration and production industry. Before joining Vital, he served as Executive Vice President—Operations and Technical Services for Chesapeake Energy Corporation where he led all drilling and completions operations, digital operations, supply chain and land efforts. Prior to joining Chesapeake in 2013, he was with Anadarko Petroleum for 14 years, serving in positions of increasing responsibility, focused primarily on onshore unconventional play development in the Eagle Ford Shale, Haynesville Shale, Delaware Basin and various tightsand plays in East Texas. Mr. Pigott’s extensive background in leading multidisciplinary operational and technical organizations, as well as experience contributing to executive level strategic decisions, contributes significant value to our Board of Directors. For these reasons, among others, we believe Mr. Pigott is qualified to serve as director.
Other Current Public Company Boards None Education •MBA, University of North Carolina •BS, Petroleum Engineering, Texas A&M University

Corporate Governance and Board Matters	21

Dr. Shihab Kuran Chief Executive Officer, and Founder of Power Edison Founder and Executive Chairman of EV Edison Independent Director Director since June 2022 Age 53 Committees Compensation, NGE&S
Career Highlights
•Power Edison
Chief Executive Officer and Founder
•EV Edison
Executive Chairman and Founder
•NRG Energy
President of Strategic Development
•Sun Edison
President, Advanced Solutions
•Petra Solar
Founder, Director, President and Chief Executive Officer
Key Qualifications and Experience
Dr. Kuran is NACD Directorship Certified™. He is an investor, serial entrepreneur and an executive with over three decades of experience in the technology and energy sectors. He is a proven leader in the energy transition space with a global track record in the development and scaling of advanced energy technologies, including solar, smart grid, energy storage and Electric Vehicle (“EV”) charging. He developed and deployed marque energy transition projects with international Oil and Gas companies. He is currently Chief Executive Officer and founder of Power Edison, a company focused on providing innovative mobile energy storage solutions for the grid. Dr. Kuran is the founder and Executive Chairman of EV Edison, a company focused on the development of large scale EV charging hubs. Dr. Kuran served as President of Strategic Development at NRG Energy and President of Advanced Solutions at SunEdison. Previously he founded Petra Solar, a pioneer of smart solar, combining solar energy and smart grid technologies, and developer of the world’s largest solar electric project in 2009, and served as Director, President and Chief Executive Officer. Prior to Petra Solar he served in various executive leadership capacities in the technology sector. For these reasons, among others, we believe Dr. Kuran is qualified to serve as a director.

Other Current Public Company Directorships
NN, Inc.
Other Current Engagements
•Advisory Board for Charles Edison Fund
•Advisory Board for Edison Innovation Foundation
Education
•Ph.D., M.Sc., Electrical Engineering, City University of New York
•B.Sc. Electrical Engineering, University of Jordan
•The General Manager Program (TGMP), Harvard Business School
•Directorship Certified, National Association of Corporate Directors
•Digital Directors Network 502 Systemic Cyber Risk Goveranace For U.S. Company Corporate Directors

22	Vital Energy, Inc. 2023 Proxy Statement
Class III Director Nominees

John Driver Chief Executive Officer, Lynx Technology Independent Director Director since June 2022 Age 58 Committees Audit, Finance
Career Highlights
•Lynx Technology
Chief Executive Officer
•PacketVideo
Chief Operating Officer and Chief Marketing Officer
•JoynIn
Co-Founder and Chief Executive Officer
•Serena Software
Senior Director of Global Field Marketing
•Sun Microsystems
Group Manager of Field and Partner Marketing
Key Qualifications and Experience
Mr. Driver is a technology entrepreneur and innovator with leadership experience in large, public and privately- held multinational companies and early-stage startups. He has a foundation in software marketing and sales and direct experience in new product launches for first-to-market categories. Navigating complexity, delivering innovation, and creating new opportunities within the IoT (Internet of Things) market are hallmarks of his career. As CEO, he currently leads Lynx Technology, a digital media technology company he founded through a management buyout of the multinational Connected Home operations of PacketVideo, a subsidiary of NTT DOCOMO. Previously, Mr. Driver served as Chief Operating Officer and Chief Marketing Officer of PacketVideo, co-founder and Chief Executive Officer of JoynIn and in senior leadership roles for Serena Software and Sun Microsystems.
For these reasons, among others, we believe Mr. Driver is qualified to serve as a director.

Other Current Public Company Directorships
Independent Director, Broadway
Financial Corp (Audit, Governance, Risk & Compliance Committees)
Other Current Engagements
The Fleet Science Center, Board Chair
Education
•MBA, Tuck School of Business at Dartmouth College
•BS, Industrial Engineering, Stanford University
•Directorship Certified, National Association of Corporate Directors
•Cybersecurity Oversight Certified, National Association of Corporate Directors

Corporate Governance and Board Matters	23
Continuing Class III Directors

William E. Albrecht President, Moncrief Energy, LLC Non-Executive Chairman Independent Director Director since Feb. 2020 Age 71 Committees Compensation Finance
Career Highlights
•California Resources Corporation
Non-Executive Chair of the Board
•Occidental Petroleum Corporation
Vice President
President, Oxy Oil & Gas, Americas
President, Oxy Oil & Gas, USA
•EOG Resources, Inc.
Executive Officer
•Tenneco Oil Company
Petroleum Engineer
Key Qualifications and Experience
Mr. Albrecht has more than 40 years of experience in the domestic oil and gas industry. His engineering background provides him with the ability to fully comprehend, analyze and offer insights on the wide variety of technically challenging projects facing us as we develop our shale-play assets. In addition, his service in a variety of executive positions for oil and gas companies and as a director for large public companies brings extensive managerial and operational experience of upstream assets to our Board. For these reasons, among others, we believe Mr. Albrecht is qualified to serve as a director.

Other Current Public Company Directorships
Halliburton Company (Compensation Committee and Health, Safety and Environment Committee)
Prior Directorships
•California Resources Corporation (Non-Executive Chair of the Board)
•Rowan Companies, plc (Non-Executive Chair of the Board)
•Valaris, plc (Lead Independent Director)
Education
•Directorship Certified, National Association of Corporate Directors
•Board Leadership Fellow, National Association of Corporate Directors
•MS, University of Southern California
•BS, United States Military Academy at West Point

24	Vital Energy, Inc. 2023 Proxy Statement

Frances Powell Hawes Former Chief Financial Officer, Grant Prideco, Inc. Independent Director Director since December 2018 Age 68 Committees Audit (Chair) NGE&S
Career Highlights
•New Process Steel, L.P.
Chief Financial Officer
•American Electric Technologies, Inc.
Senior Vice President and Chief Financial Officer
•NCI Building Systems, Inc.
Chief Financial Officer, Executive Vice President and Treasurer
•Grant Prideco, Inc.
Chief Financial Officer and Treasurer
•Weatherford International Ltd.
Various positions of increasing responsibility, including Chief Accounting Officer, Vice President, Accounting and Controller
Key Qualifications and Experience
Ms. Powell Hawes has over 22 years of experience as a financial advisor and chief financial officer for both public and privately held companies. She is a highly experienced director with extensive knowledge of not only publicly traded energy companies, but also privately held companies in complementary markets. Her knowledge and management experience on the Audit Committee enhances the Board of Directors’ decision-making process on all issues affecting the Company, and her strong accounting and leadership background contributes significantly to the Board’s understanding of the Company’s strategic opportunities. For these reasons, among others, we believe Ms. Powell Hawes is qualified to serve as a director.

Other Current Public Company Directorships
•Archrock Inc. (Audit Committee chair and Nominating and Corporate Governance Committee)
•PGT Innovations, Inc. (Audit Committee)
Other Current Engagements
•Financial Executives International, Houston Chapter
Prior Directorships
•Energen Corporation
•Express Energy Services, LLC
Education
•Texas-Certified Public Accountant
•Strategic Financial Leadership Program in Executive Education, Dartmouth College
•Director Professionalism Course, National Association of Corporate Directors
•BBA, Accounting, University of Houston
•CERT Certificate of Cybersecurity Oversight, Carnegie Mellon University, Software Engineering Institute

Corporate Governance and Board Matters	25
Continuing Class II Directors

Jarvis V. Hollingsworth Vice Chairman And Chief Operating Officer, Irradiant Partners L.P. Independent Director Director since Nov. 2020 Age 60 Committees Audit NGE&S (Chair)
Career Highlights
•Irradiant Partners, L.P.
Vice Chairman and Chief Operating Officer
•Kayne Anderson Capital Advisors, L.P.
Secretary/General Counsel
Executive Committee and Board of Directors
•Bracewell, LLP
Partner
Management and Finance Committees
Key Qualifications and Experience
Mr. Hollingsworth’s service as General Counsel and Director of a leading alternatives investment advisor with approximately $7 billion in assets and service as Board Chairman for a Texas state agency that manages a $175 billion-plus pension fund highlight the legal and financial background that he brings to our Board. Mr. Hollingsworth is a former Partner at the law firm Bracewell LLP in Houston, Texas where he had a fiduciary practice counseling boards of directors and trustees on corporate governance and strategic matters. His legal, management and governance experience contribute significantly to our Board and our move to include ESG initiatives as part of the NGE&S Committee. For these reasons, among others, we believe Mr. Hollingsworth is qualified to serve as a director.

Other Current Public Company Directorships
Core Scientific, Inc.
Other Current Engagements
•Teacher Retirement System of Texas, Board Chairman
•Memorial Hermann Hospital System, Finance Committee
Prior Directorships
•Frost Bank (Cullen/Frost Bankers, Inc.)
•Emergent Technologies, Inc.
Education
•JD, University of Houston
•BS, United States Military Academy at West Point

26	Vital Energy, Inc. 2023 Proxy Statement

Lisa M. Lambert Founder And President, National Grid Partners Independent Director Director since Aug. 2020 Age 55 Committees NGE&S Compensation
Career Highlights
•National Grid Partners
Founder and President
•National Grid
Chief Technology and Innovation Officer
•The Westly Group
Managing Partner
•Intel Corporation
Managing Director, Software and Services Fund
and Diversity Fund
Key Qualifications and Experience
Ms. Lambert has extensive experience in the technology industry, leading innovation efforts and global investment initiatives. Her work with National Grid focuses on advancing energy systems, including at the intersection of energy and emerging technology to create a smarter, renewable future. She brings a perspective to our Board that contributes to our strategy of fostering a digital first mindset to make our business thrive in a digital era and to our continued commitment to ESG. For these reasons, among others, we believe Ms. Lambert is qualified to serve as a director.

Other Current Engagements
•UPWARD, CEO and Chairman, a non-profit global network of executive women
•UL Incorporated, Director
•Pathr, Director
Prior Directorships
National Venture
Capital Association
Education
•MBA, Harvard Business School
•BS, Management Information Systems, Pennsylvania State University

Lori A. Lancaster Former Managing Director, UBS Securities, Global Energy Group Independent Director Director since Nov. 2020 Age 53 Committees Audit Finance (Chair)
Career Highlights
•UBS Securities
Managing Director in the Global Energy Group
•Goldman, Sachs & Co.
Managing Director in the Global Natural Resources Group
•Nomura Securities
Managing Director in the Global Natural Resources Group
Key Qualifications and Experience
Ms. Lancaster has extensive experience in the oil and gas sector and in particular finance. During her 18-year tenure in investment banking, she led or was a key member of the execution team on more than $60 billion of announced energy merger and acquisition deals and led the structuring and execution of numerous capital markets transactions. Her wealth of knowledge in financing and structuring deals is key as we execute on our strategies to expand our high-margin drilling inventory through acquisitions and reduce our leverage. Additionally, she brings public company audit committee and nominating and corporate governance experience to our team. For these reasons, among others, we believe Ms. Lancaster is qualified to serve as a director.

Other Current Public Company Directorships
•Precision Drilling
•Intrepid Potash
Prior Directorships
•Energen Corporation
•HighPoint Resources Corp. (formerly Bill Barrett Corp.)
Education
•MBA, University of Chicago
•BS, Texas Christian University

Corporate Governance and Board Matters	27
Director Leadership
The Board believes that separating the roles of Chair and CEO and making the Board Chair an independent director provides further accountability by optimizing the Board’s processes, ability to constructively challenge management and appropriately prioritize matters.
The Chair facilitates the Board’s business and activities as follows:
Board Chair Responsibilities
•Propose a quarterly schedule of major Board discussions items
•Approve the agenda, schedule and information sent to directors prior to Board meetings
•Chair all Board meetings
•Lead executive sessions of the Board without management present (unless invited)
•Call additional Board or independent director meetings
•Guide the Board’s governance processes
•Oversee the Board’s evaluations and CEO evaluation
•Serve as liaison between CEO and management and the other independent directors
•Advise the NGE&S Committee in choosing Committee chairs and membership
•Be available for direct communication with stockholders as appropriate
The Board believes that the decision as to who should serve as Board Chair and CEO is the proper responsibility of the Board, and the Board will continue to carefully consider whether to combine or separate the roles of Chair and CEO in the future. At the present time, the Board believes the interests of all stockholders are best served through a leadership model that separates the independent Board Chair and CEO position.
Director Independence
The Board has determined that each continuing director and director nominee, except Mr. Pigott, meets the standards of independence set forth in our Corporate Governance Guidelines and the NYSE Listed Company Manual.

Independence*

Our CEO	90% Independent	•William E. Albrecht •Frances Powell Hawes •Jarvis V. Hollingsworth •Dr. Craig M. Jarchow •Lisa M. Lambert	•Lori A. Lancaster •Edmund P. Segner, III •John Driver •Dr. Shihab Kuran •Jason Pigott

*      Reflects the anticipated Board composition at the conclusion of the Annual Meeting, assuming stockholders elect all nominees to the Board.
To make this determination, the Board considers all relevant facts and circumstances indicating whether a director has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that does business with the Company. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

Independence Evaluation	Initial Assessment	Annual Questionnaire	Quarterly Affirmation	Ongoing Disclosure Requirements

28	Vital Energy, Inc. 2023 Proxy Statement
Annually, each director must complete a questionnaire to disclose, among other things, information regarding ownership in the Company, compensation received from the Company (if any) and any relationship a director has either directly or indirectly through a family member or otherwise with certain Board or Company advisors or other companies with whom Vital does business. Additionally, each director must disclose at each regularly scheduled Board meeting, and has an affirmative obligation to promptly inform the Company’s General Counsel of, changes in circumstances or transactions or relationships that could impact his or her designation by the Board as independent. During its assessment, the Board considered the following directorships and transactions for director independence in 2022:

Directors	Organization/ Individual	Relationship	Transaction	Amount for each of the last three years
All Directors	Various charitable organizations	Director or Trustee	Charitable donations by Vital	<1% of the Company’s revenues
*      The Board concluded all of the above listed matters fall below the relevant thresholds for independence set forth in the NYSE Listed Company Manual and the Company’s Corporate Governance Guidelines.
Director Compensation
All independent directors receive both an annual retainer and an annual fee (together the “Director Base Compensation”) for their service on the Vital Board totaling $230,000. The Company pays the Director Base Compensation ratably following each regularly scheduled quarterly Board meeting for services provided since the previous Board meeting. Directors are required to take at least $130,000 of their Director Base Compensation in the form of Company common stock. The director stock awards vest immediately. We implemented this structure, in part, to provide the directors the cash needed to pay taxes on the stock component of the Director Base Compensation. The Company also reimburses independent directors for their expenses to attend Board meetings.
The below table sets forth the Director Base Compensation effective as of August 2021 and the compensation going forward. No changes to director compensation were made in 2022.

	Amount Paid	Terms of Payment
Retainer	$72,000	Paid ratably following each regularly scheduled quarterly Board meeting.
Director Fees	$158,000	Paid ratably following each regularly scheduled quarterly Board meeting, with $130,000 paid in stock and $28,000 paid in cash.
Expense Reimbursement	Varies	The Company reimburses non-employee directors for their expenses to attend board meetings.
Directors are also permitted to participate in our Charitable Matching Gift Program, which provides a Company match for up to $1,000 in donations to an approved charity.

Corporate Governance and Board Matters	29
Directors who performed additional leadership roles, received the following compensation:

	Amount Paid	Terms of Payment
Non-Executive Board Chair	$100,000	Paid in 70% cash and 30% stock ratably following each regularly scheduled Board meeting.
Audit Committee Chair	$20,000	Paid in cash ratably following each regularly scheduled Board meeting.
Compensation Committee Chair	$20,000	Paid in cash ratably following each regularly scheduled Board meeting.
NGE&S Chair	$20,000	Paid in cash ratably following each regularly scheduled Board meeting.
Finance Committee Chair	$20,000	Paid in cash ratably following each regularly scheduled Board meeting.
To determine our director compensation, the Compensation Committee reviewed a market-based analysis and consulted with its independent compensation consultant. The independent compensation consultant performed a competitive review of outside director compensation paid by our peers, which included consideration of the significant time commitment our Board provides to the Company. The Company’s Equity Incentive Plan prohibits granting a stock award to any individual in a given year of more than 71,750 shares, which also applies to our directors.
The following table summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2022:

Name	Fees earned or paid in cash(1)	Stock awards(1)(2)	Deferred stock awards(1)(2)(3)	All other Compensation(4)	Total
William E. Albrecht	$169,818	$—	$160,182	$1,000	$331,000
John Driver(5)	$72,006	$61,421	$32,529	$—	$165,956
Frances Powell Hawes	$119,826	$16,265	$113,909	$—	$250,000
Jarvis V. Hollingsworth	$119,826	$97,645	$32,529	$—	$250,000
Dr. Craig M. Jarchow	$119,826	$—	$130,174	$—	$250,000
Dr. Shihab Kuran(5)	$72,006	$61,421	$32,529	$—	$165,956
Lisa M. Lambert	$99,826	$130,174	$—	$—	$230,000
Lori A. Lancaster	$119,826	$—	$130,174	$—	$250,000
Edmund P. Segner, III	$99,826	$—	$130,174	$—	$230,000
Pamela S. Pierce(6)	$24,979	$32,521	$—	$1,000	$58,500
(1)The amounts reported are for compensation earned for services rendered for 2022, which include compensation earned for services rendered for the fourth quarter of 2022 that was paid during the first quarter of 2023 in accordance with the fee summary noted above.
(2)The amounts reported represent the aggregate grant-date fair value of stock awards granted to Vital’s non-employee independent directors, based on the closing price of our common stock on the NYSE on the grant date, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718.
(3)The amounts reported represent deferred stock compensation received pursuant to the Director Deferred Compensation Plan (defined below).
(4)The amounts reported represent amounts donated by the Company under our Charitable Matching Gift Program.
(5)Mr. Driver and Dr. Kuran joined the board of directors effective June 24, 2022.
(6)Ms. Pierce resigned as director of the Company and from all committees of the Board on which she served effective May 26, 2022.

30	Vital Energy, Inc. 2023 Proxy Statement
Directors who are also employees of the Company do not receive any additional compensation for serving on our Board. See our Summary Compensation Table for the total compensation received by Jason Pigott in 2022.
On February 25, 2021, the Board adopted the Vital Energy, Inc. Nonqualified Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), an unfunded nonqualified deferred compensation plan administered by the Compensation Committee. Pursuant to the Director Deferred Compensation Plan, non-employee directors may elect to defer some or all of any cash or stock compensation received. Cash deferrals are invested in an array of investment options as designated by the Compensation Committee’s designee the Vital Energy 401k Administration Committee, and stock is credited to the participant’s deferred stock account as of the date the stock would otherwise have been granted. Distributions will be paid in cash, unless the Compensation Committee approves payment in stock. At this time, only non-employee directors are eligible to participate. Directors were eligible to begin deferrals starting with compensation awarded after the Board meeting in May 2021.
Director Stock Ownership
Pursuant to our Corporate Governance Guidelines, directors have five years from their appointment date to reach the following stock ownership guidelines:

Position	Stock ownership requirement
Directors	$400,000 worth of company stock
Based on stock ownership as of December 31, 2022 and the highest closing price of our common stock since January 1, 2023 $57.64, the following recently appointed directors have not yet reached the stock ownership requirement: Mr. Driver, Mr. Hollingsworth, Ms. Lambert, Ms. Lancaster and Dr. Kuran. All other directors have satisfied our stock ownership guidelines.
Director Oversight of Risk
A key oversight responsibility of the Board is overseeing the assessment and management of the Company’s exposure to various risks. Our enterprise risk management (ERM) is a dynamic process to identify, assess, prioritize and mitigate the Company’s most significant enterprise risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives. Our ERM process is an iterative exercise consisting of the following steps:
1.Identify risks – develop rating criteria (e.g., impact, velocity, likelihood) and identify key risks
2.Assess and prioritize risks – validate and assess current list of risks by gathering internal and external insights on drivers/root causes
3.Mitigate – based on the assessment and prioritization of the risks a mitigation plan is developed
4.Monitor and report – monitor and evaluate effectiveness of risk mitigation and Key Risk Indicators (KRIs); report quarterly to executives and Board
5.Integrate – discuss plans with third-parties and embed risks into operational and strategic planning
Our Director of Internal Audit, who functionally reports to the Audit Committee Chair, facilitates the ERM program. We leverage a combination of our quarterly and annual internal ERM efforts and regular engagement with our stakeholders to understand and focus on issues of material significance to both Vital Energy and our stakeholders. Once potential risks are identified, we conduct appropriate analyses for each of our potential key risks, including stress tests for financial, operational and strategic business risks. We also monitor the legislative environment and regulatory developments to identify any pending matters that may impact our business. Our ERM process continues to evolve to reflect our sector’s dynamic risk landscape.

Corporate Governance and Board Matters	31

Governance Documents
Our governance documents are all located on our website www.vitalenergy.com under the Investors Tab and include all Board of Director Committee Charters, Fourth Amended and Restated Bylaws, Code of Conduct and Business Ethics, Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and the Policy Statement Regarding Related Party Transactions.
Code of Conduct and Business Ethics
The Board has adopted a Code of Conduct and Business Ethics applicable to our employees, directors and officers and a Code of Ethics for Senior Financial Officers, in accordance with applicable U.S. federal securities laws and the NYSE Listed Company Manual. Any waiver of these codes may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the NYSE rules. In accordance with good corporate governance practices, we periodically review and revise these documents as necessary.

32	Vital Energy, Inc. 2023 Proxy Statement
Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines cover the following:

•Board size
•Director independence
•Selection of the Chairman
•Board meetings and agenda
•Access to management and advisers
•Executive sessions
•Committees of the Board of Directors
•Stockholder communications with the Board of Directors
•Board communications with third parties

•Age limits and Retirement
•Other directorships
•Change in status of directors
•Succession planning
•Director compensation
•Stock ownership guidelines
•Director orientation and education
•Annual performance evaluations

The NYSE Listed Company Manual requires listed companies to adopt certain governance guidelines. The Company believes the Corporate Governance Guidelines comply with the NYSE Listed Company Manual. Annually, the NGE&S Committee reviews the Corporate Governance Guidelines and recommends any changes for Board approval.
Director Meetings & Executive Sessions
Our Corporate Governance Guidelines require that the Board hold at least four meetings each year, and that our independent directors meet in executive session regularly. Our Board held 27 meetings in 2022, and our independent directors met in executive session during 15 of those meetings. All Directors attended greater than 75% of the Board meetings and the Committee meetings for Committees on which they serve except for Mr. Hollingsworth who was unable to attend more than 75% of the Audit Committee meetings. All but one of the Board members who were on the Board at the time attended last year’s annual meeting.

		Committees
	Board	Audit	Compensation	NGE&S	Finance	Total
Meetings in 2022	5	7	5	4	6	27

Corporate Governance and Board Matters	33
Director Committees
The Board of Directors has four standing committees (the information below reflects the anticipated committee composition at the conclusion of the Annual Meeting, assuming Stockholders elect all nominees to the Board):

Audit Committee	Members
	Frances Powell Hawes (Chair) John Driver Jarvis H. Hollingsworth	Lori A. Lancaster Edmund P. Segner, III

Charter and Audit Committee Report
•The Audit Committee Charter is available on our website at www.vitalenergy.com.
•The Audit Committee Charter contains the full list of the Audit Committee’s responsibilities.
•The Audit Committee Report is set forth beginning on page 40 of this Proxy Statement.
•The Audit Committee reviews the adequacy of and compliance with the Audit Committee Charter annually.

Meetings
The Audit Committee Charter requires that the Audit Committee meet as often as it determines necessary, but at least four times each year. In 2022, the Audit Committee held seven meetings and six executive sessions, either in person or by teleconference. The Audit Committee regularly meets in executive session with each of our external auditors and our Director of Internal Audit.

Primary Responsibilities
Financial Statements
•Oversee (1) the quality and integrity of Vital’s financial statements and its related accounting and financial reporting processes and internal controls over financial reporting, and (2) the audits of the Company’s financial statements, including reviewing with management and the independent registered public accounting firm our annual audited and quarterly financial statements and other financial disclosures, including earnings releases.
Oversight of Cybersecurity Risks and Information Technology Systems
Oversight of the Relationship with the Independent Auditor
•Engage and oversee the Company’s independent registered public accounting firm (taking into account the vote on stockholder ratification) and consider the independence, qualifications and performance of the independent registered public accounting firm.
•Approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm.
•Review and evaluate the performance of the lead audit partner of the independent registered public accounting firm and periodically consider whether there should be a rotation of the independent registered public accounting firm.

Oversight of the Relationship with the Independent Reserve Engineer
•Engage the Company’s independent reserve engineer and review and discuss with management the reserve report prepared by the independent reserve engineer.
Oversight of the Internal Audit Function
•Review and approve the internal audit department’s audit plan, staffing, budget and responsibilities.
Oversight of Compliance Matters
•Review Vital’s compliance with legal and regulatory requirements, by reviewing and discussing the implementation and effectiveness of our compliance program.
•Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding: (a) accounting, internal accounting controls, audit matters and other federal securities law matters and (b) confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters or other federal securities law matters and (c) any material legal matter.
•Review and discuss with management, policies and guidelines regarding enterprise risk assessment and management, major risk exposures and steps taken to monitor and control exposures.
•Review and provide oversight of all related party transactions.

34	Vital Energy, Inc. 2023 Proxy Statement
Financial Literacy of Audit Committee and Designation of Financial Experts
As a part of its annual self-assessment process, the Board of Directors evaluated each of the members of the Audit Committee for financial literacy and financial expertise in March 2022 and March 2023. The Board of Directors determined that each of the current members of the Audit Committee is financially literate and qualifies as a financial expert as defined by the SEC.
Audit Committee Independence
Only independent directors serve on the Audit Committee. In connection with its assessment of the independence of each director pursuant to the NYSE Listed Company Manual, the Board of Directors also determined that each of the Audit Committee members met the additional independence standards of the SEC applicable to members of the Audit Committee. No Audit Committee member concurrently serves on the audit committee of more than two other public companies.

Compensation Committee	Members
	Dr. Craig M. Jarchow (Chair) William E. Albrecht	Dr. Shihab Kuran Lisa Lambert

Charter and Comp Committee Report
•The Compensation Committee Charter is available on our website at www.vitalenergy.com.
•The Compensation Committee Charter contains the full list of the Compensation Committee’s responsibilities.
•The Compensation Committee Report is set forth beginning on page 64.

Meetings
The Compensation Committee Charter requires that the Compensation Committee meet as often as it determines necessary but at least once each year. In 2022, the Compensation Committee held five meetings and two executive sessions either in person or by teleconference.

Primary Responsibilities
•Establish the Company’s general compensation philosophy and objectives in consultation with senior management.
•Review and approve the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer, annually evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, based on this evaluation, recommend to the Board the Chief Executive Officer’s compensation level, including salary, bonus, incentive and equity compensation.
•Recommend to the Board compensation for all other named executive officers.
•Review and make recommendations to the Board with respect to all employment agreements, severance arrangements, change in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers.

•Review and make recommendations to the Board regarding any incentive and equity-based compensation applicable to the Company’s employees.
•Administer the Company’s equity-based compensation plans, including the grant of performance unit awards and other equity awards under such plans.
•Review and make recommendations to the Board of Directors with respect to director compensation.
•Review and discuss with management the disclosures in the Compensation Discussion and Analysis of the Company’s Proxy Statement.

Corporate Governance and Board Matters	35
Compensation Committee Independence
Only independent directors serve on the Compensation Committee. Additionally, members of the Compensation Committee must meet the definition of “Non-Employee Director” included in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with its assessment of the independence of each director, the Board also determined that all committee members met the additional independence standards of the NYSE and in the Exchange Act.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has been at any time a Vital employee. None of the Company’s executive officers serve on the Board of Directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating, Corporate Governance, Environmental and Social Committee	Members
	Jarvis V. Hollingsworth (Chair) Frances Powell Hawes	Dr. Shihab Kuran Lisa Lambert

Charter
•The Nominating, Corporate Governance, Environmental and Social Committee Charter is available on our website at www.vitalenergy.com.
•The Nominating, Corporate Governance, Environmental and Social Committee Charter contains the full list of the Committee’s responsibilities.

Meetings
The Nominating, Corporate Governance, Environmental and Social Committee Charter requires that the Nominating, Corporate Governance, Environmental and Social Committee meet as often as it determines necessary but at least once each year. In 2022, the NGE&S Committee held four meetings and two executive sessions either in person or by teleconference.

Primary Responsibilities
Oversight of Board and Committee Membership
•Identify, evaluate and recommend qualified nominees to serve on the Company’s Board.
•Review and make recommendations regarding the composition and size of the Board.
Oversight of Governing Policies, Practices and Procedures
•Develop and recommend corporate governance guidelines for the Company.
•Conduct an annual assessment of the qualifications and performance of the Board and each of the directors.
•Review and make recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees.
•Recommend committee assignments for directors.

Oversight of Programs and Policies relating to ESG
•Review the Company’s performance on environmental and social matters, including the approval and ongoing monitoring of performance against any performance metrics and targets.
•Review any significant environmental, health or safety incidents or material regulatory compliance matters and monitor the status of subsequent actions.
•Review strategies and policies relation to human capital management, including diversity and inclusion and talent development and retention.
•Review significant ESG risks and exposures, and the Company’s actions for managing those risks.
•Oversee any reports issued by the Company in connection with its ESG initiatives.

36	Vital Energy, Inc. 2023 Proxy Statement

Finance Committee	Members
	Lori Lancaster (Chair) William E. Albrecht John Driver	Craig M Jarchow Edmund P Segner, III

Charter The Finance Committee Charter is available on our website at www.vitalenergy.com and contains the full list of the Committee’s responsibilities.
Meetings
The Finance Committee Charter requires that the Finance Committee meet as often as it determines necessary but at least four times each year. In 2022, the Finance Committee held six meetings and one executive session either in person or by teleconference.

Primary Responsibilities
•Reviews and provides guidance on the Company’s annual capital and operating budget.
•Reviews and provides guidance on the Company’s capital structure and capital allocation strategy.
•Reviews and provides guidance on the Company’s hedging program and policies governing the use of financial instruments, including the derivative instruments.
•Upon delegation of authority by the Board, approves acquisitions and hedges which may exceed management’s delegated authority.

Related Party Transactions
The Board recognizes that transactions involving the Company and related parties present a heightened risk of conflicts of interest, and therefore, has adopted a Policy Statement Regarding Related Party Transactions (“Policy Statement”). This Policy Statement is available on our website, www.vitalenergy.com. The Policy Statement prohibits the Company from entering into a related party transaction unless (1) the Audit Committee approves such transaction in accordance with the Policy Statement; or (2) the transaction is approved by a majority of the disinterested directors of the Company.
A “Related-Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest.
A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;
•any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock; and
•any entity in which any of the foregoing persons (i) has direct or indirect control, (ii) is a partner or principal or in a similar position, (iii) has a 10.0% or greater beneficial ownership interest or (iv) is employed if (a) the person is directly involved in the negotiation of the Related-Party Transaction or will share or have primary responsibility for such transaction or (b) the person’s compensation from the entity is directly tied to such transaction.
The Audit Committee annually reviews and assesses the adequacy of this Policy Statement.

Corporate Governance and Board Matters	37
Procedures for Review, Approval and Ratification of Related-Party Transactions
In reviewing and approving any Related-Party Transaction, the Audit Committee shall:
•Satisfy itself that it has been fully informed as to the material facts of the Related Person’s relationship and interest and as to the material facts of the proposed Related-Party Transaction;
•Take into account the extent of the Related Person’s interest in the Related-Party Transaction; and
•Determine that the Related-Party Transaction is fair to the Company and that the Related-Party Transaction is on market standard terms including no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.
At each Audit Committee meeting, management can recommend any Related-Party Transactions, if applicable, the Company desires to pursue. After review, the Audit Committee shall approve or disapprove such transactions, and at each subsequently scheduled meeting, management shall update the Audit Committee as to any material change to those proposed transactions. The Audit Committee establishes any guidelines it determines are necessary or appropriate for management to follow in its dealings with Related Persons in Related-Party Transactions. No member of the Audit Committee participates in the review or approval of any Related-Party Transaction if that member is a Related Person.
If management becomes aware of a proposed Related-Party Transaction or an existing Related-Party Transaction that the Audit Committee has not pre-approved, management promptly notifies the Audit Committee Chair to complete the above-described review process. If management, in consultation with the Company’s Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting, the Audit Committee Chair has the delegated authority to review, consider and determine whether any such transaction is fair to the Company and whether the transaction should be approved, or ratified. The Audit Committee Chair reports to the Audit Committee any transactions reviewed by her pursuant to this delegated authority at the next Audit Committee meeting.
Other Related-Party Transactions
None.
Communications with Directors
Stockholders or other interested parties can contact any director, any Board committee or the Company’s independent directors as a group, by writing to them at the following address: Vital Energy, Inc. c/o Corporate Secretary, Santa Fe Plaza, 521 E. 2nd Street, Suite 1000, Tulsa, Oklahoma 74120. All such communications will be given to the appropriate member(s) of the Board. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Audit Committee.

38	Vital Energy, Inc. 2023 Proxy Statement
Audit Matters

Proposal Two

Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company for the fiscal year beginning January 2023. The Board of Directors is providing stockholders the opportunity to vote to ratify the appointment of EY. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider the selection of that firm as the Company’s auditors but will be under no obligation to appoint a new public accounting firm.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. As part of this oversight, the Audit Committee has established general best practices to ensure the auditor’s qualifications, independence and performance, including the following:

Audit Committee Best Practices
•Review of non-audit fees and services when assessing independence. •Audit partner rotation every five years. •Audit Committee approval of every audit partner. •Regular meetings with the Audit Committee.	•Regular executive sessions with the Audit Committee without management present. •Annual evaluation of independent registered public accounting firm by the Audit Committee.

During 2022, the Audit Committee conducted its annual evaluation of the Company’s independent registered public accounting firm, reviewing the work performed and the experience and qualifications of the team members and elected not to reappoint Grant Thornton, LLP (“GT”) as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2023, and instead voted to replace GT with EY as the independent auditor for the balance of 2022 and for 2023 fiscal year.
The Company expects that one or more representatives of EY will be present at the Annual Meeting. The representative(s) will have an opportunity to respond to appropriate questions and to make a statement if desired.
The stockholders’ ratification of the selection of EY does not limit the authority of the Audit Committee to change auditors at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.

Audit Matters	39
Audit Services
As disclosed in the Company’s Form 8-K filed on June 7, 2022 (“Auditor 8-K”), the Audit Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022, subject to completion of EY’s standard client acceptance process and execution of an engagement agreement, and dismissed GT as the Company’s independent registered public accounting firm. GT had served as the Company’s independent registered public accounting firm since 2007. The reports of GT on the Company’s consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended 2020 and 2021, and the subsequent interim period through June 3, 2022: (i) the Company had no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to GT’s satisfaction, would have caused GT to make reference thereto in its reports on the Company’s financial statements for such years, and (ii) there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided GT with a copy of the disclosures required by Item 304 of Regulation S-K and requested that GT furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether GT agreed with the statements made by the Company in its Auditor 8-K and, if not, stating the respects in which it did not agree. A copy of GT’s letter, dated June 7, 2022, is filed as Exhibit 16.1 to the Auditor 8-K.
External audit services for the fiscal year ended December 31, 2022, were provided by EY, included auditing our consolidated financial statements, auditing the effectiveness of our internal control over financial reporting and services related to periodic filings made with the SEC. The Company anticipates its selected independent registered public accounting firm will perform similar services for the fiscal year 2023.
The Audit Committee Charter and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of external audit and tax services as well as the fees associated with such services. Vital’s Audit Committee pre-approved 100% of the services presented in the table below.
Audit and Other Fees
External audit fees for professional services are as follows:

	2022	2021
Audit fees(1)	$981,000	$825,000
Tax fees(2)	176,128	19,610
Total	$1,157,128	$844,610
(1)Audit fees represent fees for professional services provided in connection with: (a) the annual audit of Vital’s consolidated financial statements; (b) the review of Vital’s quarterly consolidated financial statements; (c) the annual audit of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and (d) the review of certain of Vital’s filings with the SEC, including review of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2022 and 2021. Audit fees incurred for the year ended December 31, 2022 represent audit services provided by EY and audit fees for the year ended December 31, 2021 represent audit services provided by GT.
(2)Tax fees represent: (a) provision of certain tax compliance, tax advice and tax planning by EY incurred during the year ended December 31, 2022; and (b) review of Vital’s tax return and consultation on tax matters by GT incurred during the years ended December 31, 2021.

40	Vital Energy, Inc. 2023 Proxy Statement
Audit Committee Report
During the last fiscal year, and during the first quarter of 2023 in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, the Audit Committee:
•reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 with management and with EY, including the significant accounting policies used and significant estimates made by management in the preparation of our audited and consolidated financial statements, and the overall quality, not just the acceptability, of our consolidated financial statements and management’s financial reporting process;
•reviewed and discussed with the Company’s internal auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and EY with and without management present to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting and their compliance programs;
•reviewed and discussed with EY (i) their judgments as to the quality of the Company’s accounting policies, (ii) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board (“PCAOB”) Independence Rules, and their independence, (iii) any issues deemed significant by EY or the Audit Committee, including critical audit matters addressed during the audit, and (iv) the matters required to be discussed by the applicable requirements of the PCAOB, the rules of the SEC, and other applicable regulations;
•evaluated the process by which the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q; and
•pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining EY’s independence, and concluded that EY’s independence was not compromised by the provision of such services (details regarding the fees paid to EY in fiscal year 2022 and GT in 2021 for audit services, tax services and all other services, are set forth in “Audit and Other Fees” above). Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of service. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal years 2022 and 2021, all of the services provided by our independent registered public accounting firm were pre-approved by the Audit Committee.

Audit Matters	41
The Audit Committee meets regularly with management, including private discussions with EY, and receives the communications described above. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, such considerations and discussions do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. EY is responsible for expressing an opinion on those financial statements. The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.
The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Audit Committee of the Board of Directors
Frances Powell Hawes, Chair
Jarvis V. Hollingsworth
Lori A. Lancaster
Edmund P. Segner, III
John Driver
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

42	Vital Energy, Inc. 2023 Proxy Statement
Executive Compensation Matters

Proposal Three

Advisory Vote Approving the Compensation of Our Named Executive Officers
We are seeking stockholder approval on an advisory, non-binding basis of the compensation of our named executive officers as disclosed in the Executive Compensation Matters section of this Proxy Statement. In this proposal, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the other narrative executive compensation disclosure in the Proxy Statement for our 2023 Annual Meeting of Stockholders.”

To learn more about our compensation program, including our process for determining executive compensation, please see the Compensation Discussion & Analysis.
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions that our stockholders express in their votes and will carefully consider the voting results in connection with their ongoing evaluation of our compensation program.
The affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving on an advisory, non-binding basis the compensation of our named executive officers.

The Board of Directors unanimously recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.

Executive Compensation Matters	43
Compensation Discussion & Analysis
The following discussion and analysis contains statements regarding our named executive officers’ past and future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.
CD&A Table of Contents

44	Vital Energy, Inc. 2023 Proxy Statement
CD&A Executive Summary
As outlined above, our strategy is to create long-term value for our stockholders through accretive acquisitions of oil-weighted properties and the disciplined development of those properties in the Permian Basin. In 2022, our strong financial performance was a direct result of the execution of this strategy. The development of assets we acquired since 2019 enabled us to capitalize on higher oil prices, generate Free Cash Flow, reduce debt and leverage and return cash to stockholders. Specific 2022 highlights include:
•Generated Company-record cash flows from operating activities of $830 million and Free Cash Flow(1) of $220 million
•Repurchased $285 million face value of term-debt
•Reduced our leverage ratio(2) to 1.18x from 2.14x at year-end 2021
•Repurchased $37 million of common stock
•Grew oil production 19% compared to 2021
•Organically added 35 oil-weighted locations, maintaining eight years of inventory at current activity levels
•Demonstrated continued progress towards 2025 emissions reduction goals and introduced a 2025 water recycling goal and a 2030 combined Scope 1 and 2 emissions intensity goal
(1)    See Annex A for definitions of non-GAAP financial measures.
(2)    Leverage measured by Net Debt/Consolidated EBITDAX. YE-21 Consolidated EBITDAX represents the second half of 2021 annualized due to significant acquisitions in 2021. Non-GAAP financial measure; please see Annex A for definitions of non-GAAP financial measures and reconciliations of GAAP to non-GAAP financial measures.
The STIP and LTIP performance metrics for 2022 were updated from those used in 2021 to better reflect changes within our industry, current strategy and feedback from our stockholders. Following consultation with our independent compensation consultant, the Compensation Committee recommended and the Board approved using four of the six previous metrics with slight modifications and revised targets, all of which reflect a potential improvement over prior year performance and above average industry metrics (Spill Intensity, Air Stewardship, Free Cash Flow and Gross Inventory Added with a minimum of 25% Drilling Rate or Return). Drilling Rate of Return was removed as a STIP performance metric and in its place five new metrics were added to more accurately reflect the Company’s focus on safety and production goals (Contractor Plus Employee TRIR(1), Employee DART(2), Operated Base Performance and Cash Cost per BOE) that the Compensation Committee believes help incentivize management to efficiently operate its newly purchased and legacy assets.

2021 STIP Performance Metrics			2022 STIP Performance Metrics

Environmental as follows:			Environmental as follows:
Spill Severity Rate	7.5%	15%	Spill Intensity	5.0%	10%
Air Stewardship	7.5%		Air Stewardship	5.0%
Drilling Rate of Return		20%	Contractor Plus Employee TRIR		5%
Free Cash Flow		20%	Employee DART		5%
Lease Operating Expense per BOE		15%	Operated Base Performance, BOPD		10%
Gross Inventory Added with a Minimum 25% Drilling Rate of Return		30%	Operated Wedge Performance, CUM Type Curve BOPD		10%
		100%	Cash Cost per BOE		15%
			Free Cash Flow ($MM)		20%
			Gross Inventory Added with a Minimum 25% Drilling Rate of Return (Well Count)		25%
					100%

(1)    TRIR is defined as Total Recordable Incident Rate
(2)    LDART is defined as Days Away Restricted or Transferred

Executive Compensation Matters	45
For our LTIP Performance Metrics, we received positive feedback from our stockholders and our independent compensation consultant for our structure that combines the Relative Shareholder Return Metric and Absolute Shareholder Return Metric into a PSU Matrix as shown below that consists of three separate annual performance periods during the three-year period of the LTIP grant, so we continued this framework. The Board believes that this structure reflects an incentive to consistently align the interests of our executives with stockholders on both an annual basis and for the longer term while also reflecting both our absolute and relative performance. In addition, we maintained the Net Debt to Consolidated EBITDAX and Inventory Growth metrics to reflect the need for the Company to emphasize inventory growth to extend its runway of oil-weighted projects as desired by our stockholders. In addition, following feedback from our investors, we added an ESG component to the LTIP criteria to reflect our focus on operating in a safe and responsible manner. With the addition of the ESG metric, the weighting used for each of the metrics was updated to 50% for the PSU Matrix, 20% for Net Debt to Consolidated EBITDAX and 15% each for inventory growth and ESG. Lastly, the performance peer group was updated to reflect the Company’s most relevant peer companies in terms of size and competition.

2021 Performance Unit Award Metrics		2022 Performance Unit Award Metrics
Three-year relative and absolute total shareholder return	50%	Three-year relative and absolute total shareholder return	50%
Three-year growth in inventory	25%	Three-year growth in inventory	15%
Three-year Net Debt/Consolidated EBITDAX	25%	Three-year Net Debt/Consolidated EBITDAX	20%
	100%	ESG	15%
			100%

Each performance measure is evaluated against established targets and as a result of not achieving a threshold level of performance under two measures (Operated Base Performance and Cash Cost per BOE), the overall STIP payout for 2022 resulted in a payout at 80% of target. For a full description of our 2022 Executive Compensation Program, see the discussion beginning on page 53.

STIP Payout of 80% of Target	2020 Performance Unit Awards Payout of 151% of Target

200
150
100
50
0
Spill Intensity
Air Stewardship
TRIR
Employee DART
Base Performance
Wedge Performance
Cash Cost per BOE
Free Cash Flow
Gross Inventory
Overall
Actual
Target

For 2022, we continued to seek to make the total target NEO compensation near the median of our compensation peer group with the understanding that there may be individual variation.

46	Vital Energy, Inc. 2023 Proxy Statement
Say-on-Pay Results & Management Responsiveness
Of the shares voted at the 2022 annual meeting of stockholders, 95.5% voted to approve Vital’s 2021 executive compensation. We believe this continued high approval of our executive compensation reflects stockholder satisfaction with the steps taken by the Board and Compensation Committee to establish a fair and robust compensation system that reflects concerns held by stockholders.
Key Compensation Enhancements in Past Three Years

•Implementation of market-based executive severance plan, providing payment only for involuntary termination without cause or other termination for good reason
•Updated STIP performance metrics to better reflect criteria important to stockholders, emphasizing free cash flow and sustainability
•Additional disclosures regarding the Compensation Committee’s role in developing performance metrics and peer group selection methodology

•Updating weighting of LTIP performance unit awards to equally weight each metric
•Adoption of an executive incentive clawback plan, providing for clawback in certain instances of financial restatement or bad acts
•Evolving enhancement of LTIP performance unit award weighting and metrics, including implementation of a metric for 2022 tied to achievement of our 2025 emission reduction targets

Named Executive Officers
Our named executive officers (“NEOs”) are as follows:

Name	Positions
Jason Pigott	President and Chief Executive Officer
Bryan Lemmerman	Senior Vice President and Chief Financial Officer
Karen Chandler*	Former Senior Vice President and Chief Operating Officer
Mark Denny	Senior Vice President—General Counsel & Secretary
*      On August 24, 2022, the Company announced the involuntary departure of Dr. T. Karen Chandler, the Company’s Senior Vice President and Chief Operating Officer, effective immediately. Dr. Chandler’s involuntary departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company did not fill the Chief Operating Officer role, and Dr. Chandler’s responsibilities were absorbed by other members of the Company’s management team. In connection with her involuntary departure, Dr. Chandler received severance under the Company’s Executive Severance Plan. Of the total amount paid to Dr. Chandler, 86% was due to payment for previously granted restricted stock and performance units that were cancelled. Approximately 14% of the total payment to Dr. Chandler was the cash severance payment amount prescribed under the Executive Severance Plan.

Executive Compensation Matters	47
In addition to Mr. Pigott, whose biography is included under the Director Qualifications section, set forth below is the biographical information for each of our current executive officers.

Bryan Lemmerman Senior Vice President and Chief Financial Officer since June 2020 Age 48
Mr. Lemmerman joined Vital in June 2020. Mr. Lemmerman has more than 16 years of experience in the energy exploration and production industry, including an extensive background in strategic planning and business development. He previously spent 10 years with Chesapeake Energy Corporation, serving in financial roles with increasing responsibility, most recently as Vice President—Business Development and Treasurer. Prior to joining Chesapeake, Mr. Lemmerman was a portfolio manager at Highview Capital Management and Ritchie Capital Management, overseeing investments in public and private energy companies. He began his career as a tax consultant with Deloitte & Touche.
Education •B.B.A., Accounting, Texas A&M University •M.S., Accounting, Texas A&M University •M.B.A., University of Texas

Mark Denny Senior Vice President—General Counsel and Secretary since April 2019 Age 42	Mr. Denny joined Vital in February 2013. Prior to his most recent promotion, he served as Vice President and General Counsel. Prior to joining Vital, Mr. Denny worked in-house at SEH Offshore, Inc. and Seahawk Drilling, Inc. Prior to that, Mr. Denny worked at the international law firms of Vinson & Elkins and Fried Frank.	Education •B.S., Economics and Political Science, Vanderbilt University •J.D., Georgetown University Law Center

48	Vital Energy, Inc. 2023 Proxy Statement
2022 Compensation Alignment & Pay for Performance
To ensure that we pay our NEOs for their performance in relation to our strategy, the majority of their compensation is variable and heavily dependent on performance metrics pre-established by our Board. The following pie charts depict the allocation of fixed compensation (salary rate) vs. variable compensation (target STIP awards and target LTIP awards) for 2022 of our CEO and average for the other current NEOs, assuming each person receives his or her target percentage for STIP and LTIP awards.

CEO Target Pay Mix	Other NEOs Average Target Pay Mix

Time-based LTIP 35%
Salary Rate 13%
Total Pay at Risk
87%
Perf-based STIP 17%
Perf-based LTIP 35%

Time-based LTIP 32%
Salary Rate 19%
Total Pay at Risk 81%
Perf-based STIP 17%
Perf-based LTIP 32%

The following table sets forth the approximate allocation between fixed and variable compensation for each NEO’s actual pay. This table is the approximate percentages of our NEOs’ total compensation in the form of salary, STIP award and LTIP awards during the fiscal year 2022 as set forth in the Summary Compensation Table.
2022 Actual Pay Mix(1)

Name and Principal Position	Salary as a percentage of total compensation(2)	Cash awards as a percentage of total compensation(2)	Equity-based awards as a percentage of total compensation(3)

Jason Pigott President and Chief Executive Officer	12.5%	12.5%	75%

Bryan Lemmerman Senior Vice President and Chief Financial Officer	12%	9%	79%

Mark Denny Senior Vice President General Counsel & Secretary	22%	15%	63%

(1)The remaining portions of the NEOs’ total compensation were attributable to all other compensation during the fiscal year 2022. For further discussion of the NEOs’ all other compensation see the Summary Compensation Table.
(2)The amounts used in these calculations were the actual amounts earned in 2022.
(3)The equity-based award amounts used in these calculations were the sum of the grant-date fair value of the restricted stock awards and performance unit awards. Please refer to Note 9 to our audited consolidated financial statements in our 2022 Annual Report for disclosures regarding fair value estimates of these awards.

Executive Compensation Matters	49
The below tables shows the specific performance metrics in 2022 for the STIP and LTIP and demonstrates how those performance metrics align with our corporate strategy on both a short-term and long-term basis. For more details regarding the 2022 executive compensation and performance metric results, see page 53.

Compensation		Key Performance Metrics	Company Strategy

Short-Term Incentive Program		Environmental •Spill Severity Rate (5%) •Air Stewardship (5%)	Managing Risks

		Contractor Plus Employee TRIR (5%)	Safety
		Employee DART (5%)	Safety
		Operated Base Performance, BOPD (10%)	Asset Optimization
		Operated Wedge Performance, CUM Type Curve BOPD (10%)	Growth in Production
		Cash Cost per BOE, excl. LTIP (15%)	Fiscal Responsibility
		Free Cash Flow Excluding Acquisitions ($MM) (20%)	Optimizing Assets
		Gross Inventory Added with Minimum 25% Drilling ROR (Well Count) (25%)	Seeking High-Margin Inventory

Long-Term Incentive Program	Restricted Stock Awards (50%)	Stock Price	Increasing Stockholder Value

	Performance Share Units (50%)	Relative Three-Year Total Shareholder Return compared to peer group and Absolute Three-Year Total Shareholder Return (50%)	Increasing Stockholder Value
		Three-Year Net Debt/Consolidated EBITDAX (20%)	Risk Management

		Three-Year Growth in Inventory (15%)	High Margin Growth
		ESG (15%)	Community Stewardship and Safety
Compensation Philosophy & Process for Determining Executive Compensation
We design our executive compensation program to attract, retain and motivate highly-qualified and committed personnel who will successfully execute our strategy and create stockholder value.

50	Vital Energy, Inc. 2023 Proxy Statement
Compensation Committee’s Role in Our Compensation Program
The Board has delegated to the Compensation Committee the responsibility of establishing the general compensation philosophies and objectives of the Company. Specifically, the Compensation Committee evaluates and recommends for ultimate approval by the Board compensation related decisions for the Company as follows:

•Review and approve the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer, annually evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, based on this evaluation, recommend to the Board the CEO’S compensation level, including salary, bonus, incentive and equity compensation. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee considers, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the award given to the Company’s CEO in past years.
•Consider the non-binding vote of stockholders to approve executive compensation each year at the annual meeting, feedback received from stockholders as part of the Company’s stockholder engagement program, recommendations from the CEO and input from the Company’s independent compensation consultant
•Make recommendations to the Board with respect to all compensation for executive officers.
•Make recommendation to the Board with respect to all employment agreements, severance arrangements, change in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers.
•Review and make recommendations to the Board of Directors with respect to incentive compensation and equity-based plans.
•Administer the Company’s equity-based compensation plans, including the grant of performance unit awards and other equity awards under such plans.

For more information regarding the results of the stockholder vote to approve executive compensation from the 2022 annual meeting and the Compensation Committee’s 2022 stockholder outreach related to our compensation program, please see the Say-on-Pay Results and Management Responsiveness section.
CEO’s Role in Our Compensation Program
With the approval of the Compensation Committee, the CEO obtains and reviews external market information (including that received from the Compensation Committee’s independent compensation consultant, as more fully described below) to determine if the Company is offering competitive compensation packages to our NEOs and to recommend any adjustment to the compensation levels when necessary. The CEO also considers both the Company’s and the officer’s performances during the year, including whether the officer served in an expanded role at the Company. The CEO provides recommendations to the Compensation Committee regarding the compensation levels for our existing officers and our compensation program as a whole (except regarding his own compensation).
While the Compensation Committee gives considerable weight to the CEO’s input on compensation matter, it applies its own analysis and judgment before making a recommendation to the Board of Directors. The Board of Directors considers the recommendations of the Compensation Committee but has the final decision-making authority on all executive compensation matters.
Independent Compensation Consultant Role in Our Compensation Program and Conflicts of Interest Analysis
The Compensation Committee Charter grants the Compensation Committee the authority, to the extent it deems appropriate, to retain one or more compensation consultants to assist in the evaluation of director and executive compensation. The Compensation Committee’s objective when engaging an independent consultant is to assess our level of competitiveness for executive-level talent and provide recommendations for attracting, motivating and retaining key employees, including identifying industry-best practices. The Compensation Committee has the sole authority to retain

Executive Compensation Matters	51
and terminate any such consulting firm and to approve the firm’s fees and other retention terms. The Company provides appropriate funding as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers employed by the Compensation Committee.
The Compensation Committee elected to engage Willis Towers Watson (“WTW”) to serve as its independent compensation adviser beginning August 14, 2019. WTW assists the Compensation Committee in reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies.
WTW provides a very small amount of nonexecutive compensation consulting services. The Compensation Committee considered the relationships that WTW had with the Company, the members of the Compensation Committee and our executive officers, as well as the polices that WTW has in place to maintain their independence and objectivity, and determined that no conflicts of interest arose from the work performed by WTW.
Peers and Benchmarking
The Compensation Committee engages with the independent compensation consultant to develop the competitive assessment of NEO compensation on an annual basis, which includes benchmarking our NEO compensation against a compensation peer group as well as relevant industry specific compensation surveys. The peer group is developed using a combination of objective and subjective criteria, including size, similarity of business, geographical proximity of operations, production focus, performance and competition for talent. While the Compensation Committee believes that it may be difficult to select an appropriate size peer group due to the competitive environment and unique services provided by the Company, the Compensation Committee believes the companies identified below were the most appropriate companies for benchmarking compensation for the 2022 compensation program. The Compensation Committee aims for Vital’s revenue to be within the 40th to 60th percentiles of the peer group, recognizing that this may not be possible in every year. Based on this review, the Committee approved the following peer group for 2022:
2022 Compensation Peer Group*

Bonanza Creek Energy, Inc. Callon Petroleum Company Centennial Resource Development, Inc. Cimarex Energy, Inc. Comstock Resources, Inc.	Contango Oil & Gas Company Magnolia Oil & Gas Corporation Matador Resources Company Murphy Oil Corporation Northern Oil and Gas, Inc.	PDC Energy, Inc. Penn Virginia Corporation SM Energy Company Southwestern Energy Company Talos Energy, Inc.

*      This peer group was used to develop competitive market data in November 2021 to inform the 2022 executive compensation decisions. The Compensation Committee adjusts the compensation peer group on an annual basis to add or remove companies due to size, revenue, geographic basin, bankruptcies and mergers.
As part of our compensation philosophy and design, we seek to make the total target NEO compensation near the median of our compensation peer group with the understanding that there may be individual variation.
We utilize a separate peer group for the performance metrics in our performance unit awards. The Compensation Committee believes this is beneficial as the performance unit award peer group represents a much larger market-based investment group while the compensation peer group represents the most analogous companies competing for talented employees. To see the performance unit award peer group for the 2020, 2021 and 2022 performance unit awards, see page 70 following our Outstanding Equity Awards at 2022 Fiscal Year-End Table.
For 2022, the Compensation Committee approved the independent compensation consultant’s use of the following data as part of its annual efforts to develop a competitive assessment of NEO pay: (i) WTW’s 2022 Southwest Energy Survey Group; (ii) WTW’s 2022 Oil and Gas compensation survey; (iii) WTW’s 2022 General Industry compensation survey; and (vi) Proxy data of public companies in our peer group.

52	Vital Energy, Inc. 2023 Proxy Statement
Developing Performance Metrics
Additionally, the Compensation Committee and the Board, with the assistance of the independent compensation consultant, determine the performance metrics we use in our compensation program for both short-term and long-term incentive awards. The Compensation Committee reviews all performance metrics annually to make sure they appropriately incentivize our NEOs and employees to execute the short-term goals and long-term strategies important to the Company’s success and the creation of value for its stockholders. In setting the performance metrics, the Compensation Committee also takes into account prior performance on similar metrics and establishes future goals based; in part, on prior performance. For more information on the establishment of the 2022 performance metrics, see the 2022 Executive Compensation Program.
Risk Assessment
The Compensation Committee and management have reviewed our compensation policies as generally applicable to our employees and believe that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
Our compensation philosophy and culture support the use of salary, short-term incentive cash awards and long-term incentive equity and cash compensation throughout our organization and with all levels of employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:
•Our overall compensation levels are competitive with the market; and
•Our compensation mix is balanced among (i) fixed components such as salary and benefits, (ii) short-term incentive cash awards and (iii) long-term incentive equity and cash awards that reward our employees based on long-term overall financial performance and operational measures.
We believe our historical compensation programs did not, and our current compensations programs do not, encourage excessive and unnecessary risk taking by NEOs (or other employees) because of its focus on the Company’s performance with only some consideration given to individual performance. The Compensation Committee will continue to monitor the compensation program to discourage excessive and unnecessary risk-taking.
Additionally, the Compensation Committee manages risk by establishing equity ownership guidelines and prohibiting hedging our stock or using it as collateral for any purpose.
Equity Ownership Guidelines
The Compensation Committee recommended, and the Board approved, stock ownership guidelines for the current NEOs to further align the interest of our NEOs with those of our stockholders. Individuals have five years from their hire, promotion or appointment date to reach the following stock ownership guidelines (as a multiple of salary rate):

Stock Ownership Requirements	Multiple of Base Salary
CEO	5x
Senior Vice Presidents	2x
Stock actually owned and stock awarded under restricted stock awards are included for purposes of satisfying these guidelines. No stock potentially exercisable under stock option awards is included. The value of the stock used for calculation of compliance with these requirements shall be the higher of (i) value at the date of grant and (ii) market value. In 2022, all of our NEOs satisfied the stock ownership guidelines.

Name	Multiple of Base Salary Required	Compliance Status
Jason Pigott	5x	In compliance
Bryan Lemmerman	2x	In compliance
Mark Denny	2x	In compliance

Executive Compensation Matters	53
Policies Against Hedging and Pledging Stock
Our Insider Trading Policy prohibits our directors, NEOs and employees from engaging in hedging transactions designed to hedge or offset a decrease in market value of such person’s common stock in the Company. We prohibit such conduct to ensure our directors and officers have the same objectives as the Company’s other stockholders by remaining exposed to the full risks of ownership of Company stock.
In addition, our directors and NEOs may not hold their Company securities in a margin account and may not, without prior approval and in very limited circumstances, pledge Company securities as collateral for any other loan. The only exception to the prohibition on pledging securities may exist in the case of a non-margin loan where the director or officer was clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and only if such pledge was pre-approved by our General Counsel. No shares owned by our directors or NEOs are currently pledged.
Tax and Accounting Implications
The Compensation Committee considers the tax and accounting implications in determining the elements of the Company’s compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductibility of annual compensation paid to a “covered employee” to $1 million. As of January 1, 2018, the definition of “covered employee” includes the named executive officers and certain former named executive officers of a Company. Despite this limit, the Compensation Committee may determine that it is in the Company’s best interests to provide for compensation that is not deductible.
2022 Executive Compensation Program
Base Salary
Salary rates are structured to reflect each of our named executive officers’ skills, responsibilities, experience, tenure and contributions to the Company. Salary rates are typically reviewed annually and adjusted, if warranted, in the first quarter of each year. Annual salary adjustments are based on a subjective analysis of several individual factors, including:
•the strategic impact of the officer’s position;
•the potential future contribution of the officer; and
•the actual performance of the officer during the previous year.
In addition to the individual factors listed above, we also take into consideration our overall business performance and implementation of Company objectives. As with the other components of our compensation program, we review industry trends and the salary rates of our peers as well. While these factors generally provide context for making salary decisions, salary rate decisions do not depend directly on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.
The following table presents the salary rates for our NEOs in 2021 and 2022.

Name	2021 salary rate(1) ($)	2022 salary rate(1) ($)	Percent change
Jason Pigott	720,000	775,000	7.6%
Bryan Lemmerman	440,000	475,000	8.0%
Karen Chandler	470,000	485,000	3.2%
Mark Denny	350,000	375,000	7.1%
(1)See the Summary Compensation Table on page 64 for amounts earned.

54	Vital Energy, Inc. 2023 Proxy Statement
Annual Incentive
To incentivize and recognize achievements throughout the year, each NEO and Company employee is given a STIP target percentage, which is a percentage of his or her salary. If the Company meets certain performance metrics throughout the year, the Company will pay STIP awards. STIP target percentages vary by NEO based on differing job classifications and responsibilities, and the Compensation Committee compares each percentage to similar positions in the market and our peer companies.
The following table presents the STIP target percentages for our NEOs in 2021 and 2022.

Name	2021 STIP target percentage(1)	2022 STIP target percentage(1)
Jason Pigott	110%	125%
Bryan Lemmerman	90%	90%
Karen Chandler	90%	90%
Mark Denny	85%	85%
(1)See the Summary Compensation Table on page 64 for amounts earned.
The Compensation Committee sets the objective performance metrics that the Company must meet to receive an STIP award. Each metric is evaluated independently with threshold, target and maximum goals established for each. No payout is earned for a metric that fails to meet a minimum performance threshold. A 50% payout is earned for a metric that meets the minimum threshold, a 100% payout is earned for a metric that meets target and a maximum of 200% payout is earned for a metric that meets or exceeds the maximum goal (with payout linearly interpolated for performance that falls between the goals). The Compensation Committee recommends and the Board approves any STIP award amount based on performance metrics (weighted 70%) as well as the Compensation Committee’s subjective assessment of the Company’s overall strategic performance in other areas (weighted 30%). Historically, the Compensation Committee has rarely increased the STIP payout percentage based on its subjective assessment of the Company’s overall strategic performance above the objective criteria level.
The Company determines an individual award by taking the salary earned during the performance year multiplied by the individual STIP target percentage, the result of which is then multiplied by the Company STIP payout percentage, the result of which may then be adjusted for individual performance. The Compensation Committee considers individual adjustments for our named executive officers after receiving input provided by the CEO regarding both Company performance in other areas, as well as individual performance factors such as leadership, commitment, motivational effect, level of responsibility and overall contribution to Vital’s success (provided that the Compensation Committee solely determined the CEO’s STIP award).

Eligible Earnings	x	Individual STIP Target Percentage of Earnings	x	Company STIP Payout Percentage Approved by Board	±	Any Individual Performance Adjustment

Although our STIP award includes objective performance metrics, our Compensation Committee has the ultimate discretion to recommend to the Board of Directors whether to award any, and the amount of, STIP awards.

Executive Compensation Matters	55
The Compensation Committee, in conjunction with our independent compensation consultant, recommended, and the Board approved, the following performance metrics for the 2022 STIP. The Compensation Committee believes these performance measures reflect environmental, safety, operational and financial priorities of the business. The performance metrics for the 2022 STIP are as follows:

Metric	Area of Focus	Weighting	2022 Target Performance	2022 Actual Performance	Metric Payout

Spill Intensity(1)	Environmental	5.0%	0.03	0.021	160%
Air Stewardship(2)	Environmental	5.0%	5,900	4,219	200%
Contractor Plus Employee TRIR(3)	Safety	5.0%	0.44	0.61	60%
Employee DART(4)	Safety	5.0%	0.20	0.00	200%
Operated Base Performance, BOPD(5)	Operational and Financial	10%	0.0%	-3.3%	0%
Operated Wedge Performance, CUM Type Curve BOPD(6)	Operational and Financial	10%	0.0%	0.0%	100%
Cash Cost per BOE(7)	Operational and Financial	15%	$7.70	$9.38	0%
Free Cash Flow ($MM)(8)	Operational and Financial	20%	$300	$220	60%
Gross Inventory Added with a Minimum 25% Drilling ROR (Well Count)(9)	Operational and Financial	25%	90	97	108%

(1)Spill Intensity: Gross operated barrels of produced liquids (both crude and produced water) released per thousand barrels of gross operated combined liquid production outside of all secondary containment
(2)Air Stewardship: Mcf flared or vented per bcf produced from operated properties owned by Vital as of 12/31/2022.
(3)Contractor Plus Employee TRIR: Total number of employee and contractor recordable injuries x 200,000 over the total number of hours worked by employees and contractors.
(4)Employee DART: Total number of recordable injuries and illnesses that caused a worker to be away, restricted, or transferred x 200,000 over the total number of hours worked by all employees.
(5)Operated Base Performance: Actual 2022 net operated oil production from base producing wells measured as the average percentage over / under the forecast supporting the Board of Directors approved 2022 Budget. Base producing well set is defined as any well having first oil production prior to 11/1/2021.
(6)Operated Wedge Performance: The average gross cumulative oil production of the 2022 development program measured as the average percentage over / under the forecast supporting the Board of Directors approved 2022 Budget. Wedge producing well set is defined as any well having first oil production between 11/1/2021 and 10/31/2022.
(7)Cash Cost per BOE: Lease operating expense, general and administrative expense excluding LTIP (long-term incentive plan), transportation expense, minimum volume payments (MVC), 3rd party purchased oil (gain) loss and midstream (gain) loss per barrel of oil equivalent. Lease operating expense is inclusive of workovers, G&A allocations, and excludes non-cash items.
(8)Free Cash Flow: Consolidated EBITDAX less interest expense and incurred capital expenditures, excluding acquisitions, changes in working capital and non-cash charges. The calculation of Free Cash Flow for the 2022 STIP performance metric differs from the non-GAAP financial measure of Free Cash Flow as disclosed in the 2022 Annual Report.
(9)Gross Inventory Added: Gross inventory added via acquisitions or improved economics on existing acreage that meets or exceed the minimum drilling rate of return of Gross inventory added via acquisitions or improved economics on existing acreage that meets or exceeds an IRR of 25%.
In addition, the Compensation Committee may make individual adjustments after considering (i) Company performance in other areas as well as individual performance factors such as leadership, commitment, motivational effect, level of responsibility and overall contribution to the Company’s success, and (ii) the recommendation of the CEO, other than for himself. After such review and discussion the Compensation Committee did not exercise discretion to change the STIP payout for the CEO or any of our NEOs. Additionally, the Compensation Committee did not exercise any positive discretion for the 30% subjective portion of the performance goals and approved a payout consistent with the achievement of the objective criteria.

Name	2022 STIP salary ($)	2022 STIP target percentage	2022 STIP target value ($)	Award payout ($)	Approved percent payout to target
Jason Pigott	764,423	125%	955,529	764,423	80%
Bryan Lemmerman	468,269	90%	421,442	337,154	80%
Mark Denny	370,192	85%	314,663	251,731	80%

56	Vital Energy, Inc. 2023 Proxy Statement
Long-Term Incentive
To prioritize retention and long term goals of the Company, each NEO and employee is given an LTIP target percentage, which is a percentage of his or her salary, and a grant of Company long-term awards in accordance with that percentage. For our NEOs, the Company’s LTIP grant consists of 50% restricted stock and 50% performance unit awards. The applicable vesting periods and restrictions for the restricted stock and applicable performance period and performance metrics for the performance share units are set forth below. By tying a significant portion of our compensation directly to the performance of our common stock, we align the interests of our NEOs with those of our stockholders. LTIP grants are generally awarded in the first quarter following our Board meeting and the filing of our Annual Report on Form 10-K.
Following consultation with WTW, our Compensation Committee decided to change the individual LTIP target percentages for our NEOs for the 2022 calendar year performance as indicated in the below table to better align their LTIP targets to approximately the 50th percentile of our 2022 compensation peer group. In addition, the Compensation Committee considered additional factors in making their determination including past performance, criticality to the business and potential future individual growth.
The following table presents the LTIP target percentages of salary for our NEOs in 2021 and 2022.

Name	2021 long-term incentive target percentage(1)	2022 long-term incentive target percentage(1)
Jason Pigott	485%	516%
Bryan Lemmerman	350%	375%
Karen Chandler	415%	402%
Mark Denny	231%	250%
(1)The LTIP target percentage is a percentage of salary rate. See the Summary Compensation Table on page 64 for amounts earned.
The value of the long-term incentive awards to be granted was determined by taking the LTIP target percentage multiplied by the most recent salary rate prior to the grant date (“Grant Value”). The total number of both the shares of stock and performance units granted were calculated by dividing the Grant Value by the average closing price of our stock for the 10 trading days ended February 16, 2022 for an average closing stock price of $69.42. The grant date, number of shares of restricted stock, number of performance units and grant-date fair values are presented in the following table.
The grant-date fair values were computed in accordance with FASB ASC Topic 718 as described in Note 9 to our audited consolidated financial statements in our 2022 Annual Report, and not the Grant Value.

		Restricted stock(1)		Performance units(2)
Name	Grant date	Shares of stock (#)	Grant-date fair value ($)	Units (#)	Grant-date fair value ($)
Jason Pigott	2/22/2022	28,810	1,930,846	28,810	2,585,986
Bryan Lemmerman	2/22/2022	27,235	1,825,290	12,830	1,151,621
Karen Chandler(3)	2/22/2022	14,045	941,296	14,045	1,260,679
Mark Denny	2/22/2022	6,763	453,256	6,763	607,047
(1)The restricted stocks’ grant-date fair value is computed in accordance with FASB ASC Topic 718 and is determined based on the closing price of our common stock on the NYSE on February 22, 2022, which was $67.02 per share. These shares vest 33%, 33% and 34% on a time basis per year beginning on the first anniversary date of the grant, except for a one-time retention grant of 14,405 shares included in Mr. Lemmerman’s 2022 restricted stock awards which will cliff-vest at the end of the third anniversary of the grant date.
(2)The combined $89.76 per unit grant-date fair value was computed in accordance with FASB ASC Topic 718 and consists of (i) $112.49 per unit grant-date fair value, determined utilizing a Monte Carlo simulation, for the 50% PSU Matrix Component and (ii) $67.02 per unit grant-date fair value, for the 20% Net Debt/Consolidated EBITDAX Component, the 15% Inventory Growth Component and the 15% ESG Component determined based on the closing price of our common stock on the NYSE on February 22, 2022. These performance units will be settled in stock, have a three-year cliff vest and a performance period of January 1, 2022 to December 31, 2024. See page 66 for additional information on these performance units.
(3)Effective August 24, 2022, Dr. Chandler, the Company's former Senior Vice President and Chief Operating Officer, was terminated and, as a result, Dr. Chandler's unvested awards were forfeited.

Executive Compensation Matters	57
Restricted shares will vest and the transfer restrictions thereon will lapse ratably, over three years. The restricted shares of our common stock are subject to forfeiture until vested. Each recipient will forfeit his or her unvested shares if the recipient’s employment is terminated by us for any reason or if the recipient resigns (in either case, other than for death or disability). This vesting schedule is comparable to those utilized by the peer group and will assist us in attracting new talent and retaining existing personnel.
Performance unit awards granted in 2022 will vest in the first quarter of 2025 following a three-year performance period from 2022 to 2024 if the Company meets the performance thresholds established by the Compensation Committee. Each recipient will forfeit his or her performance unit awards if the recipient’s employment with us is terminated by the Company for any reason or if the recipient resigns (in either case, other than for death or disability). If the employment is terminated due to death or disability, the recipient is entitled to receive a prorated performance unit grant. Generally, grants of performance unit awards will be made in the first quarter of each year, when our results of operations for the previous year have generally been determined and when our Compensation Committee is normally meeting to discuss short-term incentive payouts based on the prior year results.
2020 to 2022 Performance Unit Award Payout Results
The performance unit awards granted on March 5, 2020 had a performance period of January 1, 2020 to December 31, 2022 and vested in the first quarter of 2023. We determined the payout to be 151% based on three performance metrics:
1. 1/3rd weighting on relative three year total shareholder return comparing the Company’s shareholder return to the shareholder return of the selected peer group (“RTSR Performance”),
2. 1/3rd weighting on absolute three-year total shareholder return (“ATSR Appreciation”) and
3. 1/3rd weighting on three-year return on average capital employed (“ROACE”).
Below are tables that summarize the thresholds for each performance metric. All points between the respective levels will be interpolated and the RTSR Factor, ATSR Factor and ROACE Factor will be adjusted accordingly.

RTSR Performance Percentage Thresholds	RTSR Factor
Below 30th Percentile	0%
30th Percentile	50%
60th Percentile	100%
90th Percentile	200%

ATSR Appreciation Thresholds	ATSR Factor
Below 10%	0%
10%	25%
35%	100%
60% and above	200%

ROACE Percentage Thresholds	ROACE Factor
10% and below	0%
25%	100%
35% and above	200%
The 2020 performance unit awards resulted in an RTSR Performance of 59th percentile compared to the peer group, an ATSR Appreciation of 82% and an ROACE of 30%, which translates into an RTSR Factor, ATSR Factor and ROACE Factor of 99%, 200% and 155%, respectively, and together, a Performance Multiple of 151%.
See page 70 for the performance unit award peer group used for the 2020 Performance Unit Awards.

58	Vital Energy, Inc. 2023 Proxy Statement
Other Benefits
Each NEO is also eligible for the below listed benefits from the Company.

Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee health and welfare benefit plans on the same basis as other employees (subject to applicable law). These plans include life, medical, vision and dental insurance, dependent care flexible spending account, medical flexible spending account or health savings account, as well as short and long-term disability benefits. These benefits ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits
Our NEOs also participate in our defined contribution plan under Code Section 401(k), on the same basis as our other employees. The plan allows eligible employees to make contributions up to 100% of their annual compensation, not to exceed annual limits established by the federal government. We make matching contributions in cash of up to 6% of an employee’s eligible compensation and may make additional discretionary contributions in the form of cash. For our NEOs, we do not have a deferred benefit pension plan or non-qualified deferred compensation.

Perquisites
We believe that the total mix of compensation and benefits provided to our executive officers is currently competitive and, therefore, perquisites do not play a significant role in our executive officers’ total compensation. Nevertheless, Vital provides limited perquisites and benefits to its officers, including an annual physical and monthly dues at a downtown lunch/dinner club.
A Charitable Matching Gift Program is offered to all Vital employees and members of our Board of Directors. This program is a way the Company can support employees and board members in their efforts to give back to the communities in which they work and live. The Company will match dollar-for-dollar contributions made by employees or members of our Board of Directors, up to $1,000 per calendar year. Gifts will only be matched if they are requested for organizations eligible under Section 501(c)(3) of the Code. The minimum contribution that will be matched is $100 per calendar year. In order for the Company to provide the matching gift, there can be no direct benefit, reward or consideration to the employee or board member when making the donation.

Executive Compensation Matters	59
Material Changes for 2023 Executive Compensation
As part of its annual compensation review, the Compensation Committee, with the assistance of WTW, reviewed the peer group used to benchmark our compensation structure. The Compensation Committee adjusts the compensation peer group on an annual basis to add or remove companies due to size, revenue, geographic basin, bankruptcies and mergers. Our Compensation Committee and Board reviewed and discussed these recommendations and ultimately adopted the below peer group used to benchmark our 2023 compensation structure.
2023 Compensation Peer Group*

Callon Petroleum Company Centennial Resource Development, Inc. Civitas Resources, Inc. Comstock Resources, Inc. Coterra Energy, Inc. Earthstone Energy, Inc.	Magnolia Oil & Gas Corporation Matador Resources Company Murphy Oil Corporation Northern Oil and Gas, Inc. PDC Energy, Inc. Ranger Oil Corporation	SM Energy Company Talos Energy, Inc.

*      This peer group was used to develop competitive market data in the fall of 2022 to inform the 2023 executive compensation decisions.
Base Salary
Following an extended review of data provided by WTW with respect to target pay elements of our peer group, our Compensation Committee and our Board elected to increase the salary rates for 2023 for NEOs as indicated in the below table. The increases in the salaries for the NEOs are to better align their salary rates to our 2023 compensation peer group and reflect the overall macro-economic effects of wage inflation. Following these changes each of our NEOs remain within 7% of the 50th percentile for their respective positions for our 2023 compensation peer group.

Name	2022 salary rate ($)	2023 salary rate ($)	Salary rate percentage change
Jason Pigott	775,000	800,000	3.2%
Bryan Lemmerman	475,000	500,000	5.3%
Mark Denny	375,000	400,000	6.7%
2023 STIP Target Percentages
Following consultation with WTW, our Compensation Committee determined not to change the individual STIP target percentages for our NEOs for the 2023 calendar year performance.

Name	2022 STIP target percentage(1)	2023 STIP target percentage(1)	STIP target percentage charge
Jason Pigott	125%	125%	—%
Bryan Lemmerman	90%	90%	—%
Mark Denny	85%	85%	—%
(1)The STIP target percentage is a percentage of salary rate.

60	Vital Energy, Inc. 2023 Proxy Statement
2023 STIP Performance Metrics
For 2023, following review by our independent compensation consultant, our Compensation Committee recommended and the Board approved the objective STIP performance metrics and relative weightings reflected in the table below. Of the nine performance metrics used in 2022, three will be used again in 2023 (Spill Intensity, Operated Base performance, BOPD and Operated Wedge performance, CUM Type Curve BOPD), and one is used again with slight modification (Gross Inventory Added with a minimum 20% Drilling ROR (Well Count)). Under the Environmental metric, the 2022 metric of Contractor plus Employee TRIR was broken into two metrics (Contractor TRIR and Employee TRIR) and the Air Stewardship metric was replaced with Flaring Intensity to better reflect operational control. Finally, a new metric (Free Cash Flow, Excluding Acquisitions) was selected to align with the Company’s focus on reducing debt.
The objective 2023 STIP performance metric results continue to establish 70% of the total STIP payout percentage, while the remaining 30% is subjectively determined by the Compensation Committee considering the Company’s overall strategic performance in other areas. In making its annual determination regarding the subjective performance portion, the Compensation Committee consults with WTW to gain an independent perspective and considers factors including company performance, market conditions and significant achievements during the prior year.

2023 STIP performance metric	2022 Results	Minimum Threshold	Target	Stretch Target	Relative weighting
Environmental and Safety
Spill Intensity(1)	0.021	0.030	0.020	0.010	5.0%
Flaring Intensity(2)	1.160	2.500	1.100	0.350	5.0%
Contractor TRIR(3)	0.780	0.797	0.619	0.405	5.0%
Employee TRIR(4)	0.000	0.700	0.350	0.000	5.0%
Operated Base Performance, BOPD(5)	-3.3%	-2.5%	0.0%	3.0%	20.0%
Operated Wedge Performance, CUM Type Curve BOPD(6)	0.0%	-6.5%	0.0%	8.0%	20.0%
Free Cash Flow, Excluding Acquisitions ($MM)(7)	$220	$(78)	$64	$203	20.0%
Gross Inventory Added with a minimum 20% Drilling ROR (Well Count)(8)	97	60	90	180	20.0%
(1)Spill Intensity: Produced fluid (both crude oil and produced water) greater than or equal to 1 BBL released per thousand barrels of gross operated combined liquid production outside of lined secondary containment.
(2)Flaring Intensity: Ratio of total gross operated gas flared per total gross operated gas produced as of 12/31/2023.
(3)Contractor TRIR: Total number of contractor recordable injuries x 200,000 over the total number of hours worked by contractors.
(4)Employee TRIR: Total number of employee recordable injuries x 200,000 over the total number of hours worked by employees.
(5)Operated Base Performance: Actual 2023 gross operated oil production volume from base producing wells measured as the percentage over / under the forecast supporting the Board of Directors approved 2023 Budget. Base producing well set is defined as any well having sustained oil production greater than 200 BOPD prior to 11/1/2022.
(6)Operated Wedge Performance: The average gross cumulative oil production of the 2023 development program measured as the average percentage over / under the forecast supporting the Board of Directors approved 2023 Budget. Wedge producing well set is defined as any well having sustained oil production greater than 200 BOPD between 11/1/2022 and 10/31/2023.
(7)Free Cash Flow: Consolidated EBITDAX less interest expense and incurred capital expenditures, excluding acquisitions, changes in working capital and non-cash charges. The calculation of Free Cash Flow for the 2023 STIP performance metric differs from the non-GAAP financial measure of Free Cash Flow as disclosed in the 2022 Annual Report.
(8)Gross Inventory Added: Gross inventory added via acquisitions or improved economics on existing acreage that meets or exceeds an IRR of 20%.

Executive Compensation Matters	61
2023 LTIP Target Percentage
Following consultation with WTW, our Compensation Committee decided to change the individual LTIP target percentages for our NEOs for the 2023 calendar year performance as indicated in the below table to better align their LTIP targets to approximately the 50th percentile of our 2022 compensation peer group. In addition, the Compensation Committee considered additional factors in making their determination including past performance, criticality to the business and potential future individual growth.

Name	2022 long-term incentive target percentage(1)	2023 long-term incentive target percentage(1)	LTIP target percentage change
Jason Pigott	516%	625%	21%
Bryan Lemmerman	375%	420%	12%
Mark Denny	250%	275%	10%
(1)The LTIP target percentage is a percentage of salary rate.
2023 LTIP Awards
The number of shares of restricted stock and performance units granted on February 15, 2023 to our NEOs are presented below. These grants were calculated based on the average closing price of our common stock for the 10 trading days ending on the day before the Board meeting held on February 9, 2023. This 10-day average closing price was $54.57.

		Restricted stock(1)		Performance units(2)
Name	Grant date	Shares of stock (#)	Grant-date fair value ($)	Units (#)	Grant-date fair value ($)
Jason Pigott	2/15/2023	45,813	$2,533,001	45,812	$3,235,702
Bryan Lemmerman	2/15/2023	19,241	$1,063,835	19,241	$1,358,992
Mark Denny	2/15/2023	10,079	$557,268	10,078	$711,809
(1)The restricted stocks’ grant-date fair value is computed in accordance with FASB ASC Topic 718 and is determined based on the closing price of our common stock on the NYSE on February 15, 2023, which was $55.29 per share. These shares vest 33%, 33% and 34% on a time basis per year beginning on the first anniversary date of the grant.
(2)The combined $70.63 per unit grant-date fair value was computed in accordance with FASB ASC Topic 718 and consists of (i) $85.97 per unit grant-date fair value, determined utilizing a Monte Carlo simulation, for the (50%) PSU Matrix Component and (ii) $55.29 per unit grant-date fair value, determined based on the closing price of our common stock on the NYSE on February 15, 2023, for the (20%) Net Debt/Consolidated EBITDAX Component, (15%) Inventory Growth Component and (15%) ESG Component. These performance units will be settled in common shares, cash or a combination of common stock and cash, have a three-year cliff vest and a performance period of January 1, 2023 to December 31, 2025. See page 62 for additional information on these performance units.

62	Vital Energy, Inc. 2023 Proxy Statement
2023 Performance Unit Award Performance Metrics and Peer Group
The performance unit awards granted in 2023 have a performance period of January 1, 2023 through December 31, 2025. The Compensation Committee and the Board approved the performance unit award performance criteria as follows:
1. 50% weighting on a PSU Matrix, which has two components:
a.Annual relative total shareholder return comparing the Company’s shareholder return to the shareholder return of the E&P companies listed in the Russell 2000 index listed in the below peer group table (“Relative TSR”).
b.Annual absolute total shareholder return (“Absolute Return”).
(collectively the “PSU Matrix Component”). The PSU Matrix Component is calculated on the basis of the following matrix:

	Relative TSR (quartile)
		1st	2nd	3rd	4th
1-Year Absolute Return	<8%	75%	50%	25%	0%
	≥ 8% and <14%	100%	75%	50%	25%
	≥ 14% and <20%	200%	100%	75%	50%
	≥20%	250%	200%	100%	75%
2. 20% weighting on three-year Net Debt to Consolidated EBITDAX (“Net Debt/Consolidated EBITDAX Component”).
3. 15% weighting on growth in inventory (“Inventory Growth Component”).
4. 15% weighting on emissions reduction targets related to progress toward our 2025 emissions reductions targets, as described on page 11 (“ESG Component”).
The Compensation Committee and Board believe the revised PSU performance metrics align with the Company’s strategy of minimizing risk by lowering debt and seeking high margin inventory to grow the Company all while operating our assets in an environmentally friendly manner. While understanding the need to reduce the emissions profile of our assets.
The below table shows the peer group used to measure the PSU Matrix Component for the 2023 performance unit awards.

Matador Resources
Murphy Oil Corp.
Chord Energy Corp.
Civitas Resources Inc.
Denbury Inc.
Magnolia Oil Gas Corp.
SM Energy
Kosmos Energy LTD
California Resources Corp.
CNX Resources Corp.
Northern Oil and Gas Inc.
Permian Resources Corp. Callon Petroleum Sitio Royalties Corp. Talos Energy Inc. Comstock Resources Inc. Tellurian Inc Ranger Oil Corp. Gulfport Energy Corp Berry Earthstone Energy Inc. W and T Offshore Inc.
Vaalco Energy Inc.
Crescent Energy
Riley Exploration Permian Inc.
Sandridge Energy Inc.
Amplify Energy Corp.
Silverbow Resources Inc.
Ring Energy Inc.
Highpeak Energy Inc.
Empire Petroleum Corp.
Battalion Oil Corp.

Executive Compensation Matters	63
Employment, Severance or Change in Control Agreements
We do not currently maintain any long-term employment agreements. The Vital Energy, Inc. Change in Control Executive Severance Plan (as amended, the “Change in Control Plan”), provides severance payments and benefits to our named executive officers and eligible persons with the title of vice president and above, as determined by our Compensation Committee. The policy provides an eligible participant with a lump-sum cash severance payment and continued health benefits in the event that the participant experiences a qualifying termination event within the 18-month period following the occurrence of a qualifying change in control event (“double trigger”). In the event that an eligible executive’s employment is terminated without cause by the employer or for good reason by the executive within the 18-month period following the occurrence of a change in control, the executive would become entitled to receive 100% (in the case of our Chief Executive Officer, 300%, and in the case of our other named executive officers, 200%) of the executive’s salary rate and 200% (in the case of our Chief Executive Officer, 300%, and in the case of our other named executive officers, 200%) of the executive’s target STIP cash bonus and prorated amount of such target STIP cash bonus for the fiscal year in which the change in control payment is triggered. In addition, the executive would receive Company-paid COBRA continuation coverage for up to 18 months following the date of termination. The policy contains a modified cutback provision whereby payments payable to an executive may be reduced if doing so would put the executive in a more advantageous after-tax provision than if payments were not reduced and the executive became subject to excise taxes under Section 4999 of the Code and loss of deduction under Section 280G of the Code. We believe these severance levels are comparable to those utilized by our peer group.
We believe that our Change in Control Plan, including its requirement of a “double trigger,” provides suitable incentive for our officers to remain with the Company in the event of a potential change in control through the consummation of any such transaction. We further believe such an incentive is to the benefit of our stockholders as well as any potential purchaser in connection with a change in control transaction, as it helps to ensure the continued operation and seamless transition of the Company prior to and through the conclusion of any such transaction. The compensation “multipliers” among the different categories of our officers were established based upon information provided by an independent compensation consultant regarding both our peer group and the industry in general.
Executive Severance Plan
In addition to the Change in Control Plan, the Company has the Vital Energy, Inc. Executive Severance Plan (as amended, the “Severance Plan”), which provides severance payments and benefits to our named executive officers and eligible persons with the title of vice president and above, as determined by our Compensation Committee. The Severance Plan provides an eligible participant with a lump-sum cash severance payment and continued health benefits in the event of involuntary termination without cause or other termination due to a good reason. In the event of a qualifying termination under the Severance Plan, the participant would become entitled to receive 100% (in the case of our Chief Executive Officer, 200%, and in the case of our other named executive officers, 150%) of the participant’s salary rate and 100% (in the case of our Chief Executive Officer, 200%) of the participant’s target STIP cash bonus and prorated amount of such target STIP cash bonus for the fiscal year in which the change in control payment is triggered. The Severance Plan also provides for an amount in cash equal to the value of (i) the number of unvested restricted stock awards held by the participant multiplied by the closing stock price on the last trading day before the participant’s termination; plus (ii) the number of all other long-term compensation and equity awards not covered in (i) prorated based on the date of termination, multiplied by a current value of each such award. In addition, the participant would receive Company-paid COBRA continuation coverage for up to 18 months following the date of termination. We believe these severance levels are comparable to those utilized by our peer group. The compensation “multipliers” among the different categories of our officers were established based upon information provided by WTW regarding both our peer group and the industry in general.

64	Vital Energy, Inc. 2023 Proxy Statement
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee of the Board of Directors
Dr. Craig M. Jarchow, Chair
William E. Albrecht
Lisa Lambert
Dr. Shihab Kuran
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
Summary Compensation
The following table summarizes, with respect to our NEOs, information relating to the compensation (as defined by the SEC) for services rendered in all capacities during the fiscal years ended December 31, 2022, 2021 and 2020.
Summary Compensation Table

Name and principal position	Year	Salary ($)(1)	Restricted stock awards ($)(2)	Performance unit awards ($)(2)	Stock awards total ($)	Non-equity Incentive Plan Compensation ($)(1)(3)	All other compensation ($)(4)	Total ($)
Jason Pigott President and Chief Executive Officer	2022	764,423	1,930,846	2,585,986	4,516,832	764,423	36,190	6,081,868
	2021	720,000	1,709,501	2,298,898	4,008,399	1,172,160	33,290	5,933,849
	2020	720,000	906,152	850,899	1,757,051	792,000	27,535	3,296,586

Bryan Lemmerman Senior Vice President and Chief Financial Officer	2022	468,269	1,825,290	1,151,621	2,976,911	337,154	77,736	3,860,070
	2021	440,000	753,890	1,013,814	1,767,704	586,080	72,286	2,866,070
	2020	209,846	771,559	N/A	771,559	996,000	17,816	1,995,221

Karen Chandler Senior Vice President and Chief Operating Officer	2022	329,154	941,296	1,260,679	2,201,975	—	10,476,287	13,007,416
	2021	466,154	954,848	1,284,059	2,238,907	620,917	29,042	3,355,020
	2020	450,000	525,475	493,434	1,018,909	382,500	23,342	1,874,751

Mark Denny Senior Vice President– General Counsel & Secretary	2022	370,192	453,256	607,047	1,060,303	251,731	22,325	1,704,551
	2021	345,192	395,783	532,240	928,023	434,252	22,490	1,729,957
	2020	325,000	194,815	182,936	377,751	276,250	19,590	998,591

(1)The amounts presented in these columns reflect the actual amounts earned in 2022, 2021 and 2020, even if paid in another year.
(2)For the 2022, 2021 and 2020 equity-based awards, the amounts presented in these columns reflect the grant-date fair value. The restricted stock award amount for Mr. Lemmerman in 2020 is for a one-time new hire award granted on July 1, 2020.
(3)The amounts presented in this column includes the STIP award payout, if applicable, and a one-time cash signing award to Mr. Lemmerman in 2020 of $600,000.
(4)The amounts presented in this column include the aggregate value of matching contributions to our 401(k) plan, the dollar values of life insurance coverage, charitable gifts made on behalf of the NEOs pursuant to our charitable gift matching program, Severance, Unused Vacation, wellness reimbursements and health savings contributions, among other items. For all other compensation details related to 2022, please see the below “All Other Compensation” table.

Executive Compensation Matters	65
All Other Compensation Table

	401(k) match ($)	Health savings match ($)	Life insurance coverage ($)	Charitable gifts match ($)	Temporary housing arrangement ($)	Severance ($)	Unused vacation ($)	Continued medical ($)	Total all other compensation ($)
Jason Pigott	18,300	N/A	810	17,080	N/A	N/A	N/A	N/A	36,190
Bryan Lemmerman	18,300	1,500	810	14,000	43,126	N/A	N/A	N/A	77,736
Karen Chandler(1)	18,300	N/A	860	15,800	N/A	10,420,145	7,263	13,919	10,476,287
Mark Denny	18,300	N/A	540	3,485	N/A	N/A	N/A	N/A	22,335
(1)Dr. Chandler received certain payments and benefits in connection with her involuntary departure on August 24, 2022, pursuant to the Company’s Executive Severance Plan.
Realized Compensation
The calculation of total compensation, as shown in the Summary Compensation Table, includes items driven by accounting assumptions as defined by the SEC. As a result, total compensation as defined by the SEC differs substantially from the compensation actually realized by our NEOs in a particular year. To supplement the SEC-required disclosure, the table below shows compensation actually realized by the NEOs. These amounts are not a substitute for the amounts reported as total compensation as defined by the SEC. Realized compensation includes each NEOs’ earned salary, earned cash awards, value realized on vesting of stock awards, value realized on exercise of stock options, value realized on vesting of performance unit awards and all other compensation, which includes matching contributions to our 401(k) plan, the dollar values of life insurance coverage, charitable gifts made on behalf of NEOs pursuant to our charitable gift matching program, wellness reimbursements and health savings contributions, among other items.
The following table summarizes, with respect to our NEOs, information relating to the realized compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2022, 2021 and 2020.

	Realized compensation
Name	2022	2021	2020
Jason Pigott	$8,396,829	$3,552,764	$1,807,413
Bryan Lemmerman	$2,715,390	$2,891,680	$1,223,662
Karen Chandler	$13,865,985	$1,682,864	$978,892
Mark Denny	$1,660,475	$1,011,029	$662,752

66	Vital Energy, Inc. 2023 Proxy Statement
Grants of Plan-Based Awards for the Year Ended December 31, 2022
The following table provides information concerning each award granted to our NEOs under any plan during the year ended December 31, 2022. The grant-date fair values presented in the following table were computed in accordance with FASB ASC Topic 718 as described in Note 9 to our audited consolidated financial statements in our 2022 Annual Report, and not the Grant Value.

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock(2) (#)	Estimated future payout under equity incentive plan awards (Performance units)(3)			Grant-date fair value of stock awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)(4)	Target (#)(5)	Maximum (#)(6)
Jason Pigott	2/22/2022	477,765	955,529	1,911,058	28,810	10,804	28,810	64,823	4,516,832
Bryan Lemmerman	2/22/2022	210,721	421,442	842,884	27,235	4,811	12,830	28,868	2,976,911
Karen Chandler(7)	2/22/2022	N/A	N/A	N/A	14,045	N/A	N/A	N/A	2,201,975
Mark Denny	2/22/2022	157,332	314,663	629,326	6,763	2,536	6,763	15,217	1,060,303
(1)Estimated future payout is based on the Company’s achievement over a one-year period of the 2022 STIP metrics, along with each individual’s 2022 STIP target percentage. See page 55 for the 2022 STIP metrics and 2022 individual STIP targets. In order to determine the value of “Threshold”, “Target” and “Maximum” payout, achievements over a one-year period of 50%, 100% and 200% of the 2022 STIP target percentage were utilized, respectively.
(2)The restricted stock’s grant-date fair value was based on the closing price of our common stock on the NYSE on February 22, 2022, which was $67.02 per share. These shares vest 33%, 33% and 34% on a time basis per year beginning on the first anniversary date of the grant, except for a one-time retention grant of 14,405 shares included in Mr. Lemmerman’s 2022 restricted stock awards which will cliff-vest at the end of the third anniversary of the grant date.
(3)The combined grant-date fair value per performance unit is $89.76. See the table below for additional information. These performance units are payable in stock upon a three-year cliff vest based on achievement of specific levels for each of the PSU Matrix Component, Net Debt/Consolidated EBITDAX Component, Inventory Growth Component and ESG Component, with achieved points between levels to be interpolated, for the performance period of January 1, 2022 to December 31, 2024.
(4)In order to determine the “Threshold” number of units, an achievement over a three-year period of 50% PSU Matrix performance equaling 25% (12.5% of total performance units payable in stock), 20% Net Debt/Consolidated EBITDAX equaling 1.75 (10% of total performance units payable in stock), 15% Inventory Growth equaling 165 wells added (7.5% of total performance units payable in stock), 15% ESG emissions reduction equaling 8% (7.5% of total performance units payable in stock) were utilized, resulting in an aggregate of 37.5% of total performance units payable in stock.
(5)In order to determine the “Target” number of units, an achievement over a three-year period of 50% PSU Matrix performance equaling 100% (50% of total performance units payable in stock), 20% Net Debt/Consolidated EBITDAX equaling 1.5 (20.0% of total performance units payable in stock), 15% Inventory Growth equaling 275 wells added (15% of total performance units payable in stock), 15% ESG emissions reduction equaling 16% (15% of total performance units payable in stock) were utilized were utilized, resulting in an aggregate of 100% of total performance units payable in stock.
(6)In order to determine the “Maximum” number of units, an achievement over a three-year period of 50% PSU Matrix performance equaling 250% (125.0% of total performance units payable in stock), 20% Net Debt/Consolidated EBITDAX equaling 1.0 (40% of total performance units payable in stock), 15% Inventory Growth equaling 385 wells added (30% of total performance units payable in stock), 15% ESG emissions reduction equaling 22% (30% of total performance units payable in stock) were utilized were utilized, resulting in an aggregate of 225% of total performance units payable in stock.
(7)Effective August 24, 2022, upon her involuntary departure from the Company, Dr. Chandler's unvested awards were forfeited.
The following table presents the grant-date fair values per performance unit computed in accordance with FASB ASC Topic 718:

February 22, 2022
Market criteria:	50% PSU Matrix Component
Grant-date fair value per performance unit(1)	$112.49
Performance criteria:	20% Net Debt/Consolidated EBITDAX Component + 15% Inventory Growth Component + 15% ESG Component
Grant-date fair value per performance unit(2)	$67.02
Combined grant-date fair value per performance unit	$89.76
(1)The grant-date fair value per performance unit for the 50% PSU Matrix Component was determined utilizing a Monte Carlo simulation.
(2)The grant-date fair value per performance unit for the 20% Net Debt/Consolidated EBITDAX Component, 15% Inventory Growth Component and 15% ESG Component was determined based on the closing price of our common stock on the NYSE on the grant date.

Executive Compensation Matters	67
Vital Energy, Inc. Omnibus Equity Incentive Plan
Under the Equity Incentive Plan, awards of stock options, including both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units, stock bonus awards, performance unit awards and performance compensation awards (payable in cash or otherwise) may be granted. Subject to adjustment for certain corporate events, 2,432,500 shares is currently the maximum number of shares of our common stock authorized and reserved for issuance under the Equity Incentive Plan.
Eligibility
Our employees, consultants and directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees, consultants and directors or those of our affiliated companies are eligible for awards, provided that incentive stock options may be granted only to employees. A written agreement between us and each participant will evidence the terms of each award granted under the Equity Incentive Plan.
Shares Subject to the Equity Incentive Plan
The shares that may be issued pursuant to awards will be our common stock, $0.01 par value per share, and currently the maximum aggregate amount of common stock which may be issued upon exercise of all awards under the Equity Incentive Plan, including incentive stock options, may not exceed 2,432,500 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. In addition, the maximum number of shares with respect to which options and/or stock appreciation rights may be granted to any participant in any one year period is limited to 717,500 shares, the maximum number of shares with respect to which incentive stock options may be granted to any participant in any one year period under the Equity Incentive Plan may not exceed 717,500 shares, no more than 717,500 shares may be earned in respect of performance compensation awards denominated in shares granted to any single participant for a single calendar year during a performance period, or in the event that the performance compensation award is paid in cash, other securities, other awards or other property, no more than the fair market value of 717,500 shares of common stock on the last day of the performance period to which the award related, and the maximum amount that can be paid to any single participant in one calendar year pursuant to a cash bonus award is $5 million, in each case, subject to adjustment for certain corporate events. In addition, no more than 71,750 shares of common stock may be issued in respect of awards granted to any single participant who is a non-employee director for a single calendar year.
If any award under the Equity Incentive Plan expires or otherwise terminates, in whole or in part, without having been exercised in full, the common stock withheld from issuance under that award will become available for future issuance under the Equity Incentive Plan. If shares issued under the Equity Incentive Plan are reacquired by us pursuant to the terms of any forfeiture provision, those shares will become available for future awards under the Equity Incentive Plan. Awards that can only be settled in cash will not be treated as shares of common stock granted for purposes of the Equity Incentive Plan.
Administration
Our Board of Directors, or a committee of members of our Board of Directors appointed by our Board of Directors, may administer the Equity Incentive Plan, and that administrator is referred to in this summary as the “administrator.” Among other responsibilities, the administrator selects participants from among the eligible individuals, determines the number of shares of common stock that will be subject to each award and determines the terms and conditions of each award, including exercise price, methods of payment and vesting schedules. Our Board of Directors may amend or terminate the Equity Incentive Plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements.

68	Vital Energy, Inc. 2023 Proxy Statement
Adjustments in Capitalization
Subject to the terms of an award agreement, if there is a specified type of change in our common stock, such as dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization, appropriate equitable adjustments will be made to the various limits under, and the share terms of, the Equity Incentive Plan and the awards granted thereunder, including the maximum number of shares reserved under the Equity Incentive Plan, the maximum number of shares with respect to which any participant may be granted awards and the number, price or kind of shares of common stock or other consideration subject to awards to the extent necessary to preserve the economic intent of the award. In addition, subject to the terms of an award agreement, in the event of certain mergers, the sale of all or substantially all of our assets, our reorganization or liquidation, or our agreement to enter into any such transaction, the administrator may cancel outstanding awards and cause participants to receive, in cash, stock or a combination thereof, the value of the awards or provide for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on or termination of, awards, or providing for a period of time for exercise prior to the occurrence of such event.
Change in Control
In general, in the event of a change in control and the termination of the participant’s employment without cause or for good reason during the 18-month period immediately following a change in control, or if the successor to the Company does not assume or substitute awards under the Equity Incentive Plan, all options and stock appreciation rights subject to an award held by that participant will become fully vested and immediately exercisable and any restricted period imposed upon restricted awards of the participant will expire immediately (including a waiver of applicable performance goals). In addition, all incomplete performance periods will end, and any performance awards of the participant will be paid based upon assuming that the applicable target levels of performance have been attained. For the avoidance of doubt, equity awards that were outstanding as of May 20, 2021, and that are currently still outstanding, will continue to be subject to “single trigger” vesting.
Clawback Policy
Awards made to officers of the Company under the Equity Incentive Plan on or after December 31, 2021 are subject to the Company’s executive compensation clawback policy adopted November 2021 and described herein.
Nontransferability
In general, each award granted under the Equity Incentive Plan may be exercisable only by a participant during the participant’s lifetime or, if permissible under applicable law, by the participant’s legal guardian or representative. Except in very limited circumstances, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us. However, the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
Section 409A
The provisions of the Equity Incentive Plan and the awards granted under the Equity Incentive Plan are intended to comply with or be exempt from the provisions of Section 409A of the Code and the regulations thereunder.

Executive Compensation Matters	69
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information concerning restricted stock awards and performance unit awards that are not vested and stock option awards that are vested and exercisable for our NEOs as of December 31, 2022.
Outstanding Equity-Based Awards Table as of December 31, 2022

		Restricted stock awards		Performance unit awards		Stock option awards
Name	Grant date	Number of shares not vested (#)(1)	Market value of shares not vested ($)(2)	Number of unearned units not vested (#)(3)	Market value of units not vested ($)(2)	Number of securities underlying unexercised options exercisable (#)	Exercise price ($)	Expiration date
Jason Pigott	2/22/2022	28,810	$1,481,410	21,608	$1,111,083	—	$—	—
	3/9/2021	33,046	$1,699,225	83,354	$4,286,063	—	$—	—
	3/5/2020	18,787	$966,028	83,432	$4,290,073	—	$—	—
Bryan Lemmerman	2/22/2022	27,235	$1,400,424	9,623	$494,815	—	$—	—
	3/9/2021	14,574	$749,395	36,759	$1,890,148	—	$—	—
	7/1/2020	19,304	$992,612	—	$—	—	$—	—
Mark Denny	2/22/2022	6,763	$347,753	5,072	$260,802	—	$—	—
	3/9/2021	7,651	$393,414	19,298	$992,303	—	$—	—
	3/5/2020	4,038	$207,634	17,936	$922,269	—	$—	—
	2/17/2017	—	$—	—	$—	504	$282.40	2/17/2027
	2/19/2016	—	$—	—	$—	1,338	$82.00	2/19/2026
(1)Restricted shares granted in 2022, 2021 and 2020 vest 33%, 33% and 34% on a time basis per year beginning on the first anniversary date of the grant, except for a one-time retention grant of 14,405 shares included in Mr. Lemmerman’s 2022 restricted stock awards which will cliff-vest at the end of the third anniversary of the grant date.
(2)Market value is based on the $51.42 per share closing price of our common stock on the NYSE on December 30, 2022, the last trading day of the year.
(3)The performance share unit awards granted on March 5, 2020 had a performance period of January 1, 2020 to December 31, 2022, and resulted in a RTSR performance of 59th percentile compared to peer group, an ATSR Appreciation of 82% and an ROACE of 30%, which translates into an RTSR Factor, ATSR Factor and ROACE Factor of 99%, 200% and 155%, respectively, and together, is the Performance Multiple of 151%. As such, the granted units vested and were converted into cash during the first quarter of 2023 based on this Performance Multiple. For the March 9, 2021 performance unit awards, the potential payout percentages for the PSU Matrix Component, Net Debt/Consolidated EBITDAX Component and Inventory Growth Component pursuant to the next highest performance level of 138%, 200% and 200%, respectively, results in a potential Performance Multiple of 169% based on their actual performance through December 31, 2022 attaining 0% for the PSU Matrix Component, 0.8 for the Net Debt/Consolidated EBITDAX Component and 386 wells for the Inventory Growth Component. The performance unit awards granted March 9, 2021 have a performance period of January 1, 2021 to December 31, 2023, and any units earned under such awards are expected to be settled in cash in the first quarter of 2024 if the market and/or performance and vesting criteria are met. For the February 22, 2022 performance unit awards, the potential payout percentages for the PSU Matrix Component, Net Debt/Consolidated EBITDAX Component, Inventory Growth Component and ESG Component pursuant to the next highest performance level of 25%, 200%, 50% and 100%, respectively, results in a potential Performance Multiple of 75% based on their actual performance through December 31, 2022 attaining 0% for the PSU Matrix Component, 1.22 for the Net Debt/Consolidated EBITDAX Component, 114 wells for the Inventory Growth Component and 16.1 for the ESG Component. The performance unit awards granted February 22, 2022 have a performance period of January 1, 2022 to December 31, 2024, and any units earned under such awards are expected to be settled in shares of the Company’s common stock in the first quarter of 2025 if the market and/or performance and vesting criteria are met.

70	Vital Energy, Inc. 2023 Proxy Statement
Performance Unit Award Peer Groups*

Company	2020	2021	2022
Amplify Energy Corp.
Antero Resources Corporation
Berry Corporation
Bonanza Creek, Energy Inc.
Brigham Minerals, Inc.
California Resources Corporation
Callon Petroleum Company
Chesapeake Energy Corporation
Civitas Resources, Inc.
CNX Resources Corporation
Comstock Resources, Inc.
Crescent Energy Company
Denbury Inc.
Earthstone Energy, Inc.
Evolution Petroleum Corporation
Extraction Oil & Gas, Inc.
Falcon Minerals
Gulfport Energy Corporation
HighPeak Energy, Inc.
HighPoint Resources Corporation
Kosmos Energy Ltd.
Magnolia Oil & Gas Corporation
Matador Resources Company
Montage Resources Corporation
Murphy Oil Corporation
Northern Oil & Gas, Inc.
Oasis Petroleum, Inc.
Ovintiv Inc.
PDC Energy, Inc.
PHX Minerals Inc.
PrimeEnergy Resources Corporation
QEP Resources, Inc.
Range Resources Corporation
Ranger Oil Corporation
Riley Exploration Permian, Inc.
Ring Energy, Inc.
SM Energy Company
Southwestern Energy Company
Talos Energy Inc.
Tellurian Inc.
W&T Offshore, Inc.
Whiting Petroleum Corp.
*    Due to mergers and acquisitions, the Board approved removing Bonanza Creek Energy, Inc., Contango Oil & Gas Company, Goodrich Petroleum Corporation and Whiting Petroleum Corp. from the 2021 performance award peer group and removing Centennial Resource Development Inc, Falcon Minerals, Oasis Petroleum Inc. and Whiting Petroleum Corp. from the 2022 performance peer group.

Executive Compensation Matters	71
Stock Award Vestings, Stock Option Exercises and Performance Unit Vestings in Fiscal Year 2022
The following table provides information concerning the vesting of stock awards, the exercise of stock options and the vesting of performance units during fiscal year 2022 on an aggregated basis with respect to each of our NEOs.
Stock Award Vestings, Stock Option Exercises and Performance Unit Vestings for the Year Ended December 31, 2022

	Stock awards		Stock options		Performance units
Name	Shares acquired on vesting	Value realized on vesting(1)	Shares acquired on exercise	Value realized on exercise	Shares acquired on vesting	Value realized on vesting(1)
Jason Pigott	50,227	$4,423,981	—	$—	31,450	$2,407,812
Bryan Lemmerman	25,912	$1,832,231	—	$—	—	$—
Karen Chandler	24,379	$1,924,546	—	$—	14,838	$1,135,997
Mark Denny	8,969	$707,767	—	$—	4,029	$308,460
(1)The value realized upon vesting was calculated utilizing the closing stock price on the vesting date.
See page 57 for details regarding the 2020 performance unit awards that vested during the first quarter of 2023.
Pension Benefits
We maintain a 401(k) Plan for our employees, including our NEOs, but at this time we do not sponsor or maintain a pension plan for any of our employees.
Nonqualified Deferred Compensation
We do not provide a nonqualified deferred compensation plan for our employees at this time.
Potential Payments Upon Termination or Change in Control
Severance
As described above, we do not maintain individual employment agreements. The Company has adopted the Change in Control Plan and the Severance Plan, which provide severance payments and benefits to our NEOs and eligible persons with the title of vice president and above, as determined by our Compensation Committee. See Employment, Severance or Change in Control Agreements for additional information. In order to be eligible for severance benefits under the policies, our NEOs have executed a confidentiality, non-disparagement and non-solicitation agreement.
Restricted Stock
The restricted stock may be affected by a NEO’s termination of employment or the occurrence of certain corporate events. In the event of the termination of a NEO’s employment by the Company, with or without cause, or the NEO’s resignation for any reason, the NEO will generally forfeit all restricted stock to us.

72	Vital Energy, Inc. 2023 Proxy Statement
If the NEO’s employment with the Company is terminated upon the death of the NEO or because the NEO is determined to be disabled by the Board of Directors, then all of his or her restricted stock will automatically vest. A NEO will be considered to have incurred a “disability” in the event of the officer’s inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding 180 days during any 12-month period.
In the event of a change in control, all restricted stock awards will become fully vested as of the date of the change in control, provided that the NEO remains employed by the Company through the date of such change in control. For purposes of these restricted stock awards, a “change in control” generally means:
(i)any person acquires beneficial ownership of our securities representing 40% or more of the combined voting power of our outstanding securities (provided, however, that if the surviving entity becomes a subsidiary of another entity, then the outstanding securities shall be deemed to refer to the outstanding securities of the parent entity);
(ii)a majority of the members of the Board of Directors who were directors as of the date of the corporate reorganization no longer serve as directors; or
(iii)the consummation of a merger or consolidation of our Company with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent more than 40% of the combined voting power of our voting securities outstanding immediately after such merger or consolidation.
Stock Options
Stock option awards may be affected by a NEO’s termination of employment or the occurrence of certain corporate events. The unvested portion of a stock option award shall expire upon termination of employment, and the vested portion of a stock option award shall remain exercisable for (i) one year following termination of employment by reason of the holder’s death or disability, but not later than the expiration of the option period, or (ii) 90 days following termination of employment for any reason other than the holder’s death or disability, and other than the holder’s termination of employment for cause. Both the unvested and the vested but unexercised portion of a stock option award shall expire upon the termination of the option holder’s employment or service by the Company for cause.
In the event of a change in control (which for these purposes is the same as described for restricted stock above), provided that the NEO remains employed by the Company through the date of such change of in control, all stock option awards will become fully vested and exercisable with respect to all shares of common stock covered thereby as of the date of the change in control.
Performance Unit Awards
Performance unit awards may be affected by a NEO’s termination of employment or the occurrence of certain corporate events. If the executive’s employment with the Company is terminated by the Company for any reason, with or without cause, or the executive resigns (in either case, other than by reason of death or disability) prior to the maturity date of the performance unit award, then no amount shall generally be issued or paid in respect of the award. If, prior to the maturity date, the executive’s employment with the Company terminates either by reason of death or because the executive is determined by the Board of Directors or the Compensation Committee to be subject to a disability, then the executive shall be eligible to receive a prorated performance unit award, taking into account the time that the executive was employed during the performance period prior to the date of such termination. The performance units granted to each recipient in
2020 are payable in cash in the first quarter of 2023 based on the Performance Multiple of 151%. The performance units granted to each recipient in 2021 and 2023 are payable in cash. The performance units granted to each recipient in 2022 are payable in cash, common stock of the Company or a combination of cash and common stock, with the current election being common stock.

Executive Compensation Matters	73
In the event of a change in control (which for these purposes is the same as described for restricted stock above), provided that the NEO remains employed by the Company through the date of such change in control, the “performance periods” in effect on the date the change in control occurs shall end on such date, and either the Board of Directors or the Compensation Committee shall determine the extent to which the performance goals with respect to each such performance period have been met, based upon such audited or unaudited financial information or other information then available as it deems relevant. The Board of Directors or Compensation Committee shall then cause each holder of performance unit awards to receive partial, full or no issuance of such awards for each performance period (including a potential range from 0% to 225%), based on the Board of Directors’ or Compensation Committee’s determination of the degree of attainment of the performance goals or that the applicable “target” levels of performance have been attained or on such other basis determined by the Board of Directors or Compensation Committee.
Potential Payments upon Termination or Change in Control Table for Fiscal Year 2022
The information set forth in the table below for Mr. Pigott, Mr. Lemmerman and Mr. Denny is based on the assumption that the applicable triggering event under the Change in Control Plan or the applicable restricted stock award, stock option award or performance unit award agreement to which each NEO was a party occurred on December 31, 2022, the last business day of fiscal year 2022. Accordingly, for these NEOs the information reported in the table indicates the amount of cash severance and benefits that would be payable, and the value of restricted stock awards, stock option awards and performance unit awards that would vest or become exercisable, by reason of a termination under the circumstances described above, or upon a change in control, and is our best estimation of our obligations to each NEO and will only be determinable with any certainty upon the occurrence of the applicable event. For Dr. Chandler, the information set forth in the table below reflects the actual amount received in connection with her involuntary departure.

74	Vital Energy, Inc. 2023 Proxy Statement

Name	Termination without cause/for good reason outside of a change in control	Change in control (must be coupled with Termination without cause/for good reason)(1)	Change in control only	Termination for cause	Termination due to death or disability
Jason Pigott
Salary	$—	$2,325,000	$—	$—	$—
Bonus	—	2,906,250	—	—	—
Accelerated Equity RS(2)	—	4,146,663	4,146,663	—	4,146,663
Accelerated Equity PS(2)(3)	—	8,972,122	8,972,122	—	8,972,122
Continued Medical	—	39,818	—	—	—
Total	$—	$18,389,853	$13,118,785	$—	$13,118,785
Bryan Lemmerman
Salary	$—	$950,000	$—	$—	$—
Bonus	—	855,000	—	—	—
Accelerated Equity RS(2)	—	3,142,431	3,142,431	—	3,142,431
Accelerated Equity PS(2)(3)	—	2,067,135	2,067,135	—	2,067,135
Continued Medical	—	26,781	—	—	—
Total	$—	$7,041,347	$5,209,566	$—	$5,209,566
Mark Denny
Salary	$—	$750,000	$—	$—	$—
Bonus	—	637,500	—	—	—
Accelerated Equity RS(2)	—	948,801	948,801	—	948,801
Accelerated Equity PS(2)(3)	—	2,008,002	2,008,002	—	2,008,002
Accelerated Equity Options(2)	—	—	—	—	—
Continued Medical	—	39,818	—	—	—
Total	$—	$4,384,121	$2,956,803	$—	$2,956,803
Karen Chandler(4)
Total Severance	$10,420,145	$—	$—	$—	$—
Continued Medical	13,919	—	—	—	—
Total	$10,434,064	$—	$—	$—	$—
(1)Our Change in Control Plan, which was applicable to each of the NEOs effective December 31, 2022, provides that in the event that during the 18-month period following a change in control the employment of a NEO is terminated by the employer without cause or by the NEO for good reason, then the NEO is entitled to 200% (300% in the case of Mr. Pigott) of such NEO’s salary rate and 200% (300% in the case of Mr. Pigott) of such NEO’s STIP target cash award, plus a prorated STIP cash award in the year of termination, plus company paid COBRA continuation coverage for up to 18 months. In addition, the Equity Incentive Plan provides that in the event of a change in control, (i) with respect to restricted stock awards, the restricted period shall expire and restrictions applicable to outstanding restricted stock awards shall lapse and such awards shall become fully vested; (ii) with respect to stock option awards, all options will become fully vested and exercisable with respect to all shares of common stock covered thereby as of the date of the change in control; and (iii) with respect to performance unit awards, the “performance periods” in effect on the date the change in control occurs shall end on such date, and either the Board of Directors or the Compensation Committee shall determine the extent to which the performance goals with respect to each such performance period have been met and shall then cause each holder of performance unit awards to receive partial, full or no issuance or cash payment, as applicable, of such awards for each performance period. The STIP cash bonus amounts for each NEO do not include STIP cash award earned and paid in 2022. For purposes of determining the value of the restricted stock awards and performance unit awards, the fair market value per share of our common stock was $51.42 on December 31, 2022.
(2)At December 31, 2022, the only forms of equity-based awards held by the NEOs consisted of restricted stock awards, stock option awards and performance unit awards. Each such award may be impacted by the termination of the holder’s employment by the Company, depending on the reason for such termination, as follows: (i) the NEOs’ restricted stock awards provide that if the NEO’s employment is terminated for any reason other than death or a determination of disability, but not later than the expiration of the option period, then the NEO forfeits his or her unvested shares; in the event of termination by death or disability, all unvested shares automatically vest; (ii) the stock option awards provide that the unvested portion of a stock option award shall expire upon termination of employment, and the vested portion of a stock option award shall remain exercisable for (a) one year following termination of employment by reason of the holder’s death or disability, but not later than the expiration of the option period, or (b) 90 days following termination of employment for any reason other than the holder’s death or disability, and other than the holder’s termination of employment for cause; provided both the unvested and the vested but unexercised portion of a stock option award shall expire upon the termination of the option holder’s employment or service by the Company for cause; and (iii) the performance unit awards provide that if the executive’s employment with the Company is terminated by the Company for any reason, with or without cause, or the executive resigns (in either case, other than by reason of death or disability) prior to the maturity date of the performance unit award, then no amount shall be paid in respect of the award. If, prior to the maturity date the executive’s employment is terminated with the Company either by reason of death or because the executive is determined by the Board of Directors or the Compensation Committee to be subject to a disability, then the executive shall be eligible to receive a pro-rated performance unit award, taking into account the time that the executive was employed during the performance period prior to the date of such termination.

Executive Compensation Matters	75
(3)For the purposes of this table, the performance period was assumed to have ended on December 31, 2022 for the February 22, 2022 and March 9, 2021 performance unit awards and actually did end on December 31, 2022 for the March 5, 2020 performance unit awards. At December 31, 2022 (without consideration of any potential impact such change in control event may have), (i) the February 22, 2022 performance unit awards had payout percentages of 0% for the PSU Matrix Component, 148% for the Net Debt/Consolidated EBITDAX Component, 0% for the Inventory Growth Component and 50% for the ESG Component, resulting in a Performance Multiple of 37%, (ii) the March 9, 2021 cash-settled performance unit awards had payout percentages of 125% for the PSU Matrix Component, 200% for the Net Debt/Consolidated EBITDAX Component and 200% for the Inventory Growth Component, resulting in a Performance Multiple of 163%, and (iii) the March 5, 2020 cash-settled performance unit awards had an RTSR Factor of 99%, an ATSR Factor of 200% and an ROACE Factor of 155%, resulting in a Performance Multiple of 151%.
(4)Of the total amount paid to Dr. Chandler, 86% was due to payment for previously granted restricted stock and performance units that were cancelled. The cancelled awards were valued at $76.85 per share, the Company’s price on August 23, 2022. Approximately 14% of the total payment to Dr. Chandler was the cash severance payment amount prescribed under the Executive Severance Plan.
For information on our Change in Control Plan adopted in 2011, and our Severance Plan adopted in 2020, please see the Employee, Severance or Change In Control Agreements section.

76	Vital Energy, Inc. 2023 Proxy Statement
Securities Authorized for Issuance Under the Equity Incentive Plan
At December 31, 2022, a total of 2,432,500 shares of common stock were authorized for issuance under the Equity Incentive Plan. In the table below, we describe certain information about these shares and the Equity Incentive Plan that provides for their authorization and issuance. You can find a description of the Equity Incentive Plan under "—Vital Energy, Inc. Omnibus Equity Incentive Plan."

Plan category	Number of securities to be issued upon exercise of outstanding options or performance units(1)(2)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options and performance units)(1)(3)
Equity compensation plan approved by security holders(3)	51,865	$235.08	979,910
Equity compensation plan not approved by security holders	—	$—	—
Total	51,865		979,910
(1)The formula for calculating the number of securities remaining available for future issuance includes the February 22, 2022 performance units at target level.
(2)This column includes 3,462 in outstanding options and 48,403 in outstanding performance units.
(3)See Vital Energy, Inc. Omnibus Equity Incentive Plan in our Compensation Tables for more information.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We are utilizing a new median employee after utilizing the same median employee in the 2019, 2020 and 2021 Proxy Statements. We identified this new median employee using our employee population as of December 31, 2022. For 2022, our last completed fiscal year:
•The median employee’s total annual compensation for 2022, in accordance with the requirements of the Summary Compensation Table, was $145,245; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $6,081,868.
Based on this information the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2022 was calculated to be 42 to 1.
Methodology and Assumptions
Total compensation amounts are required to be calculated using the SEC's compensation disclosure rules applicable to reporting compensation in the summary compensation table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company. We identified a new median employee in 2022 using our total employee population, excluding our Chief Executive Officer, as of December 31, 2022 by applying a consistently applied compensation measure across our employee population (all of whom are located in the United States), using the following factors:
•Salary rate and wages paid during 2022
•Overtime paid during 2022;
•STIP paid for 2022 performance; and
•Grant-date fair value of all restricted stock awards and share-settled performance unit awards made during 2022.

Executive Compensation Matters	77
We believe our consistently applied compensation measure represents the primary compensation components paid to all of our employees and therefore provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee's total annual compensation in accordance with the requirements of the summary compensation table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the median employee.
Pay Versus Performance
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship of executive “compensation actually paid”, or “CAP”, and certain financial performance of the Company. The following table shows, for the past three fiscal years, total compensation as reported in the Summary Compensation Table for our CEO and the average for our other NEOs, as compared to CAP and the Company’s financial performance. To determine CAP, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table, as the SEC’s rules for calculating CAP emphasize the changes in fair value of equity awards under applicable financial accounting standards (as further detailed in footnotes below).
Pay Versus Performance Table

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for CEO($)(1)	Compensation Actually Paid to CEO($)(1)(3)	Average Summary Compensation Table Total for other NEOs($)(2)	Average Compensation Actually Paid to other NEOs($)(2)(3)	Total Shareholder Return($)	Peer Group Total Shareholder Return($)(4)	Net Income ($ in ‘000s)	Free Cash Flow ($ in ‘000s)(5)
2022	6,081,868	4,599,210	6,190,682	2,704,360	89.58	154.88	613,512	219,941
2021	5,933,849	17,125,786	2,650,349	6,798,965	104.76	106.29	145,008	(2,829)
2020	3,296,586	472,906	1,903,765	1,314,941	34.32	63.42	(874,173)	12,056
(1)Mr. Pigott was our CEO for each of 2022, 2021, and 2020.
(2)For 2022 and 2021, the other NEOs were Dr. Chandler and Messrs. Lemmerman and Denny. For 2020, the other NEOs were Dr. Chandler, Messrs. Lemmerman and Denny and Michael Beyer.
(3)The dollar amounts reported represent the amount of CAP to the applicable NEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The following adjustments were made to reconcile the Summary Compensation Table total each year to CAP:

78	Vital Energy, Inc. 2023 Proxy Statement

Year	Executive(s)	Summary Compensation Table Total($)	Subtract Fair Value of Equity Awards Granted in the Year($)	Add Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year($)	Add Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years($)	Add Change in Fair Value from Prior Year-End to Vesting Date for Equity Awards Granted in Prior Years that Vested in the Year($)	Subtract Fair Value as of Prior Year-End for Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the Year($)	Total Equity Award Adjustments($)	Compensation Actually Paid($)
2022	CEO	6,081,868	(4,516,832)	2,935,451	(1,818,367)	1,917,090	—	3,034,174	4,599,210
	Other NEOs	6,190,682	(2,079,730)	912,345	(323,521)	403,056	(2,398,472)	(1,406,592)	2,704,360
2021	CEO	5,933,849	(4,008,399)	7,450,088	6,782,647	967,601	—	15,200,336	17,125,786
	Other NEOs	2,650,349	(1,644,878)	3,057,202	2,153,301	582,991	—	5,793,494	6,798,965
2020	CEO	3,296,586	(1,757,051)	2,543,296	(3,002,166)	(607,759)	—	(1,066,629)	472,906
	Other NEOs	1,903,765	(730,742)	785,010	(409,762)	(82,650)	(150,680)	141,918	1,314,941
(4)Peer Group Total Shareholder Return represents the total shareholder return of the S&P Oil & Gas Exploration & Production Select Industry Index.
(5)Free Cash Flow is a non-GAAP measure; please see Annex A for descriptions of non-GAAP financial measures and reconciliations of GAAP to non-GAAP measures.
The fair value of equity awards includes (i) restricted stock awards, (ii) performance unit awards and (iii) de minimis amounts for stock option awards. The measurement-date fair value of restricted stock awards was determined based on the market price of the Company's common stock on the applicable measurement date (i.e., the vesting date or the last day of the applicable fiscal year, as required by SEC rules). The performance unit awards include both a market-based component and a performance-based component. The measurement-date fair value of the market-based component was determined using a Monte Carlo fair value simulation model incorporating the assumptions below. The measurement-date fair value of the performance-based criteria was determined based upon the measurement-date stock price.

Grant Year	2018	2019		2020		2021		2022
Measurement Date	12/31/2019	12/31/2019	12/31/2020	12/31/2020	12/31/2021	12/31/2021	12/31/2022	12/31/2022
Remaining Performance Period	1.00 years	2.00 years	1.00 years	2.00 years	1.00 years	2.00 years	1.00 years	2.00 years
Risk-free interest rate	1.58%	1.57%	0.10%	0.13%	0.39%	0.73%	4.62%	4.31%
Expected volatility	63.11%	62.79%	170.98%	127.77%	86.17%	135.42%	79.77%	83.06%
The measurement-date fair value assumptions outlined above are different from the assumptions utilized in determining the grant-date fair value. The assumptions utilized in estimating the grant-date fair value of the market-based component of the performance unit awards are outlined below.

Grant Date	2/16/2018	2/28/2019	6/3/2019	3/5/2020	3/15/2021	2/22/2022
Remaining performance period on grant date	2.87 years	2.63 years	2.58 years	2.82 years	2.81 years	2.86 years
Risk-free interest rate	2.34%	2.14%	1.27%	0.60%	0.32%	1.71%
Expected volatility	65.49%	55.01%	55.45%	60.41%	114.60%	119.25%
Narrative to Pay Versus Performance Table
This section should be read in conjunction with the CD&A on page 43, which includes additional discussion of our objectives of executive compensation and benefits program and how they are aligned with the company’s financial and operational performance. The Compensation Committee does not use CAP as a basis for making compensation decisions, nor do we use the performance measure of Net Income, as defined by the SEC for purposes of the Pay Versus Performance Table above, to measure performance for compensation.
The charts below show, for the past three years, the relationship of Total Shareholder Return relative to our Peer Group Total Shareholder Return as well as the relationships between CEO and Average Other NEO CAP and (i) Total Shareholder Return; (ii) Net Income; and (iii) Free Cash Flow.

Executive Compensation Matters	79

Compensation Actually Paid vs. Total Shareholder Return
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
Compensation Actually Paid
$200
$150
$100
$50
$—
Total Shareholder Return
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
VTLE Total Shareholder Return
Peer Group Total Shareholder Return

Compensation Actually Paid vs. Net Income
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
Compensation Actually Paid
$1,000,000,000
$500,000,000
$—
$(500,000,000)
$(1,000,000,000)
Net Income
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
Net Income

80	Vital Energy, Inc. 2023 Proxy Statement

Compensation Actually Paid vs. Free Cash Flow
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
Compensation Actually Paid
$240,000,000
$160,000,000
$80,000,000
$—
$(80,000,000)
Free Cash Flow
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
Free Cash Flow

2022 Performance Measures	Most Important Performance Measures
We consider the performance measures listed in the table to the right as the most important performance measures used by us to link NEO compensation for 2022 to Company performance. Each of these measures is described in more detail in the CD&A under the section “2022 Compensation Alignment & Pay for Performance.”	Free Cash Flow
Absolute Total Shareholder Return
Net Debt/Consolidated EBITDAX
Inventory Growth
Environmental/Safety

81
Stock Ownership Information
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of outstanding common stock by
(i)beneficial owners of more than five percent of the Company’s outstanding common stock as of March 28, 2023, of which is determined using the aggregate amount beneficially owned by each reporting person reported in a Schedule 13D or Schedule 13G filing with the SEC as of the date of event which requires filing of such statement,
(ii)each director of the Company as of March 28, 2023,
(iii)each NEO of the Company as of March 28, 2023 and
(iv)all of the Company’s directors and executive officers as a group as of March 28, 2023.
Unless otherwise noted, the mailing address of each person or entity named below is:

c/o Vital Energy, Inc. Santa Fe Plaza 521 E. 2nd Street Suite 1000 Tulsa, Oklahoma 74120

82	Vital Energy, Inc. 2023 Proxy Statement
Beneficial ownership is determined in accordance with SEC rules. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 28, 2023, are included as outstanding and beneficially owned for that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted in the footnotes below, the holders have sole voting and dispositive powers over the shares.

Name of person or identity of group	Number of shares	Percentage of class(1)
BlackRock, Inc.(2)	2,677,720	15.7%
State Street Corporation(3)	2,443,942	14.4%
The Vanguard Group(4)	1,152,140	6.8%
William E. Albrecht(5)	15,593	*
John Driver(5)	1,521	*
Mark Denny(6)	25,832	*
Frances Powell Hawes(5)	16,599	*
Jarvis V. Hollingsworth(5)	5,214	*
Dr. Craig M. Jarchow(5)	11,426	*
Dr. Shihab A. Kuran(5)	1,521	*
Lisa M. Lambert	6,902	*
Lori A. Lancaster(5)	4,711	*
Bryan Lemmerman	75,232	*
Jason Pigott	121,775	*
Edmund P. Segner, III(5)	19,447	*
Directors and executive officers as a group (12 persons)	305,773	1.8%
*    Denotes less than 1% beneficially owned.
(1)Based upon an aggregate of 17,025,123 shares of common stock outstanding as of March 28, 2023.
(2)This share ownership information was provided in a Schedule 13G/A filed on January 26, 2023 by BlackRock, Inc., which disclosed that of the reported shares, such entity possesses sole voting and dispositive power of 2,660,413 shares and 2,677,720 shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)This share ownership information was provided in a Schedule 13G/A filed on February 13, 2023 by State Street Corporation, which disclosed that of the reported shares, such entity possesses shared voting and dispositive power of 2,434,022 shares and 2,443,942 shares, respectively. The address of State Street Corporation is 1 Lincoln Street, Boston, Massachusetts 02111.
(4)This share ownership information was provided in a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group, which disclosed that of the reported shares, such entity possesses shared voting and dispositive power of 39,411 shares and 52,170 shares, respectively, and sole dispositive power of 1,099,970 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)Includes deferred stock compensation received pursuant to the Director Deferred Compensation Plan.
(6)Includes aggregated vested and exercisable stock options of 1,842 for Mr. Denny within 60 days of March 28, 2023.

Stock Ownership Information	83

Proposal Four

Approval of an Amendment and Restatement of the Certificate of Incorporation to Clarify and Eliminate Obsolete Provisions
The Board voted to approve, and to recommend to our stockholders that they approve, an amendment and restatement of our Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) to make certain technical and administrative changes to clarify the Certificate of Incorporation and remove obsolete language relating to the prior equity ownership of Warburg Pincus, LLC (including its affiliates, “Warburg Pincus”), as described below. The changes to the Certificate of Incorporation, as discussed in more detail below, do not impact the rights of our stockholders in any substantive manner. A form of the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), which reflects the proposed amendments contemplated by this Proposal 4, is attached to this Proxy Statement as Annex B.

Background
Name Change
Effective January 9, 2023, the Company changed its corporate name from Laredo Petroleum, Inc. to Vital Energy, Inc., pursuant to a Certificate of Amendment to its Certificate of Incorporation filed with the Delaware Secretary of State on January 6, 2023. The Company also amended and restated its bylaws to reflect the name change, effective as of January 9, 2023 (as amended and restated, the “Bylaws”). The proposed amendments would amend and restate the Certificate of Incorporation consistent with the name change amendment that became effective as of January 9, 2023.

Amendment to Authorized Capital Stock
At the 2022 Annual Meeting of Stockholders, upon the recommendation of the Board, the Company’s stockholders approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), from 22,500,000 shares to 40,000,000 shares.
The amendment became effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State on May 26, 2022. The proposed amendments would amend and restate the Certificate of Incorporation consistent with the amendment to increase the number of authorized shares of Common Stock that became effective as of May 26, 2022.
Removal of Obsolete Provisions Relating to Prior Equity Ownership of Affiliates of Warburg Pincus
Currently, the Certificate of Incorporation includes certain provisions that were applicable until the time that Warburg Pincus no longer beneficially owned more than fifty percent of our outstanding Common Stock. We believe that Warburg Pincus currently owns less than five percent of our Common Stock. The proposed amendments would delete certain obsolete provisions relating to the prior equity ownership of Warburg Pincus, which includes language in Articles Sixth (director terms, board classification, removal of directors), Ninth (ability for stockholders to take action by written consent), Tenth (amendments) and Eleventh (corporate opportunities), as described in more detail below.

84	Vital Energy, Inc. 2023 Proxy Statement

Proposed Amendments
If our stockholders approve this Proposal 4, the Company intends to amend and restate the Certificate of Incorporation to reflect each of the prior amendments and to remove obsolete language relating to prior equity ownership of affiliates of Warburg Pincus. The changes to the Certificate of Incorporation do not impact the rights of our stockholders in any substantive manner. Below is a summary of the changes to the Certificate of Incorporation proposed pursuant to this Proposal 4:
•Article First: Amending the name of the Company to give effect to the Certificate of Amendment effective as of January 9, 2023.
•Article Fourth, Paragraph A.: Amending Paragraph A to give effect to the Certificate of Amendment effective on May 26, 2022, increasing the authorized Common Stock to 40,000,000 shares and correspondingly increasing the number of authorized shares of our capital stock to 90,000,000.
•Article Sixth, Paragraphs B., E. and G.: Removing obsolete language pertaining to Warburg Pincus and its affiliates owning more than fifty percent (50%) of outstanding Common Stock as it relates to director terms, classification of the Board and director removal.
•Article Ninth: Removing obsolete language pertaining to Warburg Pincus and its affiliates owning more than fifty percent (50%) of outstanding Common Stock as it relates to stockholders’ ability to take action by written consent.
•Article Tenth: Removing language requiring the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon to amend Article Eleventh.
•Article Eleventh: Removing obsolete corporate opportunity provisions renouncing any interest or expectancy in any business opportunity, transaction or other matter in which Warburg Pincus participates or desires or seeks to participate in and that involves any aspect of the energy business or industry.

We believe the adoption of this Proposal 4 would simplify and clarify our governing documents, and eliminate provisions that are no longer applicable. A form of the Restated Certificate of Incorporation, which reflects the proposed amendments contemplated by this Proposal 4, is attached to this Proxy Statement as Annex B. If adopted, the Restated Certificate of Incorporation will become effective immediately following our filing of the Restated Certificate of Incorporation with the Secretary of the State of Delaware after the conclusion of this Annual Meeting.

Approval of the proposed amendment and restatement of our Certificate of Incorporation requires the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon, voting together as a single class. Abstentions with respect to this proposal will have the effect of a vote against this proposal. This proposal is considered to be “routine” under the NYSE rules. As a result, brokers will have discretionary authority to vote on this proposal and there will be no broker non-votes with respect to this proposal. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy.

The Board of Directors unanimously recommends that stockholders vote FOR an approval of an amendment and restatement of the Certificate of Incorporation to clarify and eliminate obsolete provisions.

85
Proxy Statement Questions & Answers
2023 Annual Meeting of Stockholders
The Board of Directors requests your proxy for the 2023 Annual Meeting of Stockholders that will be held:

Date & Time	Place
Thursday, May 25, 2023 at 9:00 a.m. Central Daylight Time	Santa Fe Plaza Building 521 E. 2nd Street Tulsa, Oklahoma 74120

By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
In accordance with the rules and regulations adopted by the SEC, we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to most of our stockholders beginning on April 6, 2023. The Notice will include:
(i)instructions on how to access the Company’s proxy materials electronically,
(ii)the date, time and location of the Annual Meeting,
(iii)a description of the matters intended to be acted upon at the Annual Meeting,
(iv)a list of the materials being made available electronically,
(v)instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials,
(vi)any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and
(vii)(vii)information about attending the Annual Meeting and voting in person.
Stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or request a printed set of the proxy materials to be sent to them by following instructions on the Notice. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail.
If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.
We intend to hold our Annual Meeting in person. We may impose additional procedures or limitations on meeting attendees beyond those described in this Proxy Statement. Such additional precautionary measures may include, in compliance with guidance issued by the U.S. Centers for Disease Control, restricting the number of meeting attendees gathered in one room and requiring that all meeting attendees wear a mask and remain at a minimum six feet from other persons at all times.
Alternatively, we are planning for the possibility that the meeting may be held solely by means of remote communication. If we take this step, we will announce by press release the decision to do so in advance, along with details on how to participate in the meeting. If it becomes necessary, a meeting by remote communication will not impact your ability to vote in advance of the meeting by telephone, internet, mobile device or mail.

86	Vital Energy, Inc. 2023 Proxy Statement

Q.	Who is entitled to vote at the Annual Meeting?
A.	Holders of record of our common stock at the close of business on March 28, 2023, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting. As of the Record Date, there were 17,025,123 shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

Q.	What are the proposals to be addressed at the Annual Meeting, how does the Board recommend I vote and what are the voting requirements for each proposal?
A.	At the Annual Meeting, stockholders will consider and vote upon the four items listed below in the table and the table also contains the voting requirements to approve each of the listed items:

	Item	Board’s recommendation	Voting requirements	Abstentions & broker non-votes

1	Election of directors	FOR	•The persons receiving a majority of the votes cast “FOR” their election at the Annual Meeting will be elected.	•Abstentions and broker non-votes, if any, are not counted as votes cast and will have no effect on the outcome of this proposal.

2	Ratification of appointment of independent public accounting firm	FOR	•To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the votes cast on this proposal at the Annual Meeting.
•Abstentions are not counted as votes cast and will have no effect on the outcome of this proposal. As this proposal is considered routine under NYSE rules, there will be no broker non-votes on this proposal.

3	Advisory vote approving the compensation of our named executive officers	FOR	•To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the votes cast on this proposal at the Annual Meeting.
•Abstentions and broker non-votes, if any, are not counted as votes cast and will have no effect on the outcome of this proposal. The results of the votes on this proposal are not binding on the Board of Directors, whether or not the resolution is passed under these voting standards.

4	Approval of an amendment and restatement of the Certificate of Incorporation to clarify and eliminate obsolete provisions	FOR
•To be approved by the stockholders, this item must receive the “FOR” vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon, voting together as a single class.
•Abstentions, if any, will have the effect of a vote against this proposal. As this proposal is considered routine under NYSE rules, there will be no broker non-votes on this proposal.

Proxy Statement Questions & Answers	87

Q.	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A.	As permitted by SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are sending to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Q.	Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?
A.	We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to help reduce the costs we incur in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Q.	Can I vote my stock by filling out and returning the Notice?
A.	No. However, the Notice will provide instructions on how to vote over the Internet, by telephone, by requesting and returning a paper proxy card or by submitting a ballot in person at the Annual Meeting.

Q.	How can I access the proxy materials over the Internet?
A.	Your Notice or proxy card will contain instructions on how to view our proxy materials on the Internet. Our proxy materials are also available on our website at: www.vitalenergy.com.
You may vote by any of the following four methods:
(1)Internet. Vote over the Internet at www.proxyvote.com, the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card, and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 24, 2023.
(2)Telephone. Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 24, 2023.
(3)Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 24, 2023.
(4)Meeting. If you are a stockholder of record as of March 28, 2023, you may attend and vote at the Annual Meeting on May 25, 2023.
If you hold your Company shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voting instruction card from your broker carefully.
The Board of Directors recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person.

88	Vital Energy, Inc. 2023 Proxy Statement

Q.	How can I vote my shares in person at the Annual Meeting?
A.
Stockholders of Record. If your shares are registered directly in your name with the American Stock Transfer and Trust Company, an Equiniti Company (“AST”), our “transfer agent,” you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being mailed to you. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can bring the proxy card or vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you decide later not to attend the Annual Meeting.
Beneficial Owners. Most of our stockholders hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. You will need to contact your broker, bank or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.	What happens if additional matters are presented at the Annual Meeting?
A.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.	What happens if I do not give specific voting instructions?
A.
If you are a stockholder of record, and vote without giving specific voting instructions, the proxyholders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that may properly come before the Annual Meeting, as the proxyholders may determine in their discretion.
If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions in the proxy card, your broker may vote your shares only with respect to certain matters considered routine. For any matters that are not routine for which you do not provide voting instructions in the proxy card, your shares will constitute “broker non-votes” and will not be counted as a vote cast on that proposal. With respect to the matters being voted on at the Annual Meeting, your broker may not vote on the election of directors and the compensation of our named executive officers if you do not furnish instructions for these matters. Thus, assuming that a quorum is obtained, such broker non-votes will not affect the outcome of these matters. Your broker may, however, vote in its discretion on the ratification of the appointment of our independent public accounting firm.

Q.	What is the quorum requirement for the Annual Meeting?
A.
A majority of the Company’s outstanding shares entitled to vote at the Annual Meeting as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:
•are present and vote at the Annual Meeting; or
•properly submit a proxy card or vote over the Internet or by telephone.
Broker non-votes are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. If a quorum is not present, the chairman of the Annual Meeting may adjourn the meeting to another place, if any, date, or time.

Proxy Statement Questions & Answers	89

Q.	How can I change my vote after I return my proxy card?
A.
If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy card.
•First, you may send a written notice stating that you would like to revoke your proxy to Vital Energy, Inc. c/o Corporate Secretary Santa Fe Plaza, 521 E. 2nd Street, Suite 1000, Tulsa, Oklahoma 74120.
•Second, you may complete and submit another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet is received by 11:59 p.m. Eastern Time on May 24, 2023. Any earlier proxies will be revoked automatically.
•Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.
If you hold your shares through a broker, bank or other nominee and you have instructed the broker, bank or other nominee to vote your shares, you must follow directions from your broker, bank or other nominee to change your vote.

Q.	Who will tabulate the votes?
A.
The Board of Directors has appointed our transfer agent, AST, to certify the tabulated vote and AST will have a representative to act as the independent inspector of elections for the Annual Meeting. AST will be responsible for:
(i)determining the presence of a quorum at the Annual Meeting,
(ii)receiving all votes and ballots, whether by proxy or in person, with regard to all matters voted upon at the Annual Meeting,
(iii)counting and tabulating all such votes and ballots, and
(iv)determining and reporting the results with regard to all such matters voted upon at the Annual Meeting.

Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Q.	How can I obtain a separate set of proxy materials?
A.
We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, multiple stockholders residing at the same address have the convenience of receiving a single copy of our Annual Report and Proxy Statement, unless they have notified us that they want to continue receiving multiple copies. Householding allows us to reduce the environmental impact of providing proxy materials as well as printing and mailing costs.
If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or Proxy Statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to Vital Energy, Inc. c/o Corporate Secretary Santa Fe Plaza, 521 E. 2nd, Suite 1000, Tulsa, Oklahoma 74120, or by calling (918) 513-4570.
Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse each have an account containing our common stock at different brokerage firms, your household will receive two copies of our Annual Meeting materials—one from each brokerage firm. To reduce the number of duplicate sets of materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program.

90	Vital Energy, Inc. 2023 Proxy Statement

Q.	Who pays for the cost of this proxy solicitation?
A.	We will pay for the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. Vital has retained the services of Georgeson LLC (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Vital will pay Georgeson a fee of approximately $15,000 for its services, plus reasonable out of pocket expenses. In addition to soliciting proxies by mail, our Board of Directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. Stockholders voting over the Internet should understand that there may be costs associated with electronic access, such as the usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Q.	What is the deadline to propose actions for consideration at next year’s annual meeting?
A.	Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2024 annual meeting of stockholders, must submit their proposals so that they are received at our principal executive offices no later than December 8, 2023, or, in the event the Company’s 2024 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2024 Annual Meeting.

In addition, stockholders who wish to introduce a proposal from the floor of the 2023 Annual Meeting of stockholders (outside the processes of Rule 14a-8), must submit that proposal in writing to the Company’s Corporate Secretary at our principal executive offices no earlier than January 22, 2024 and no later than February 21, 2024, or, in the event the Company’s 2024 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the anniversary of the Annual Meeting, not later than the later of (i) the 90th day before the 2024 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made by the Company.
To be in proper form, a stockholder’s notice must be timely delivered to:

c/o Vital Energy, Inc. Santa Fe Plaza 521 E. 2nd Street Suite 1000 Tulsa, Oklahoma 74120

It must include the information required by our Bylaws with respect to each proposal submitted. The Company may refuse to consider any proposal that is not timely or otherwise fails to meet the requirements of our bylaws or the SEC’s rules with respect to the submission of proposals.
You may obtain a copy of our bylaws by accessing our website (www.vitalenergy.com) or submitting a request to the address listed above.

Proxy Statement Questions & Answers	91

Q.	How do I nominate a candidate for election as a director?
A.
Stockholders may nominate directors in accordance with the Company Bylaws. Stockholders who wish to nominate a candidate for election as a director at our 2024 annual meeting must submit their nomination in writing to the Company’s Corporate Secretary at our principal executive offices no earlier than January 22, 2024 and no later than February 21, 2024, or, in the event the Company’s 2024 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the Annual Meeting, not later than the later of (i) the 90th day before the 2024 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made by the Company.
In the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase made by the Company at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentence, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.
To be in proper form, a stockholder’s notice must be timely delivered to: Vital Energy, Inc. c/o Corporate Secretary Santa Fe Plaza, 521 E. 2nd Street, Suite 1000, Tulsa, Oklahoma 74120.
Any stockholder notice of nomination must include the information required by our bylaws with respect to the nomination and all other information regarding the proposed nominee and the nominating stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Company may refuse to consider any nomination that is not timely or otherwise fails to meet the requirements of our bylaws or the SEC’s rules with respect to the submission of director nominations. A written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder nomination.

In addition to the above, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Q.	How can I communicate with the Board of Directors?
A.
Stockholders or other interested parties can contact any director, any committee of the Board of Directors, or the Company’s non-management directors as a group, by writing to the Corporate Secretary at the address above.
Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

This Question & Answer section is only meant to give an overview of the proxy statement. For more information, please refer to the material contained in the preceding pages.

92	Vital Energy, Inc. 2023 Proxy Statement
Additional Information
Solicitation of Proxies
Solicitation of proxies may be made over the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses.
Stockholder List
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Tulsa, Oklahoma, a list of the stockholders entitled to vote at the Annual Meeting.
The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.
Proxy Materials, Annual Report and Other Information

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 25, 2023
A Copy of the Proxy Statement, the Proxy Card and the 2022 Annual Report are Available free of Charge at http://materials.proxyvote.com/516806

A copy of the 2022 Annual Report, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice of Annual Meeting, this Proxy Statement and our 2022 Annual Report (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to:

c/o Vital Energy, Inc. Santa Fe Plaza 521 E. 2nd Street Suite 1000 Tulsa, Oklahoma 74120	or by calling (918) 513-4570

The 2022 Annual Report is also available at the SEC’s website in its EDGAR database at www.sec.gov.

Additional Information	93
Internet and Phone Voting
Internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.
For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy or voting instruction card to determine whether you can vote electronically or by phone.
Submit a Proxy by Internet—www.proxyvote.com
For shares of stock that are registered in your name, you may vote by Internet or phone using the following procedures. To vote by Internet, please access www.proxyvote.com, and enter your 16 digit control number located in the upper right-hand portion of your proxy material. Votes submitted by Internet or phone must be received by 11:59 p.m., Eastern Time, on May 24, 2023. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
Submit a Proxy by Phone—1-800-690-6903
To vote by phone, please dial 1-800-690-6903 and enter your 16 digit control number located in the upper right-hand portion of your proxy material. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 24, 2023.
Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

It is important that proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to vote by Internet, by phone or, if you have received paper copies of the proxy material, by completing, signing and returning the proxy in the enclosed postage-paid, addressed envelope.

By Order of the Board of Directors,

Mark D. Denny Senior Vice President, Secretary and General Counsel
Tulsa, Oklahoma
April 6, 2023

94	Vital Energy, Inc. 2023 Proxy Statement
Annex A
Annex A—Non-GAAP Financial Measures
The non-GAAP financial measures of Free Cash Flow, Consolidated EBITDAX and Net Debt, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP financial measures should be considered in conjunction with net income or loss and other financial measures prepared in accordance with GAAP. Free Cash Flow, Consolidated EBITDAX and Net Debt should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of leverage or financial performance.
Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in our business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
For a reconciliation of Free Cash Flow (i) for the fiscal years ended December 31, 2022 and 2021, please see page 57 of our Annual Report on Form 10-K for the year ended December 31, 2022, and (ii) for the year ended December 31, 2020, please see pages 64 and 65 of our Annual Report on Form 10-K for the year ended December 31, 2021.
Consolidated EBITDAX (Unaudited)
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation; depletion, depreciation and amortization; impairment expense; gains or losses on disposal of assets; mark-to-market on derivatives; accretion expense; interest expense; income taxes and other non-recurring income and expenses. Consolidated EBITDAX is used by the Company’s management for various purposes, including as a measure of operating performance and compliance under the Company's Senior Secured Credit Facility. Additional information on the calculation of Consolidated EBITDAX can be found in the Company's Tenth Amendment to the Senior Secured Credit Facility as filed with the SEC on November 3, 2022.
There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX reported by different companies.

Annex A	95
The following table presents a reconciliation of net income (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

(in thousands)	Six months ended December 31, 2021	(Annualized) Six months ended December 31, 2021(1)	Year ended December 31, 2022
Net income	$353,108	$706,216	$631,512
Plus:
Share-settled equity-based compensation, net	3,877	7,754	8,403
Depletion, depreciation and amortization	137,270	274,540	311,640
Impairment expense	—	—	40
Organizational restructuring expenses	—	—	10,420
(Gain) loss on disposal of assets, net	(86,298)	(172,596)	1,079
Mark-to-market on derivatives:
Loss on derivatives, net	80,868	161,736	298,723
Settlements paid for matured derivatives, net	(222,087)	(444,174)	(486,753)
Settlements received for contingent consideration	—	—	2,457
Accretion expense	1,932	3,864	3,879
Interest expense	61,569	123,138	125,121
Loss extinguishment of debt, net	—	—	1,459
Income tax expense	5,729	11,458	5,502
Consolidated EBITDAX (non-GAAP)	$335,968	$671,936	$913,482
(1)Represents the second half of 2021 annualized due to significant acquisitions in 2021.
Net Debt (Unaudited)
Net Debt, a non-GAAP financial measure, is calculated as the face value of long-term debt plus any outstanding letters of credit, less cash and cash equivalents, where cash and cash equivalents are capped at $50 million when there are borrowings on the Senior Secured Credit Facility. Management believes Net Debt is useful to management and investors in determining the Company’s leverage position since the Company has the ability, and may decide, to use a portion of its cash and cash equivalents to reduce debt. Net Debt as of December 31, 2022 and December 31, 2021 was $1.080 billion and $1.438 billion, respectively.

96	Vital Energy, Inc. 2023 Proxy Statement
Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
~~LAREDO PETROLEUM HOLDINGS, INC.~~
VITAL ENERGY, INC.
(Originally incorporated on August 12, 2011)
FIRST: The name of the corporation is ~~Laredo Petroleum Holdings~~Vital Energy, Inc. (hereinafter referred to as the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware, 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~five hundred million (500,000,000)~~90,000,000, consisting of ~~four hundred and fifty million (450,000,000)~~40,000,000 shares of ~~Common Stock~~common stock, par value one cent ($~~.01~~0.01) per share (the “Common Stock”), and ~~fifty million (~~50,000,000~~)~~  shares of ~~Preferred Stock~~preferred stock, par value one cent ($~~.01~~0.01) per share (the “Preferred Stock”).
B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Annex B	97
B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.
C. Special meetings of stockholders of the Corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
D. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the board of directors shall fix.
SIXTH: A. The number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.
B. ~~Until the Triggering Event (as defined below), and subject~~Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at each annual meeting of stockholders, directors shall be elected for a term of ~~one year ending on the date of the~~ office to expire at the third succeeding annual meeting of stockholders following the annual meeting at which the director was elected, with each director to hold office until his or her successor shall have been duly elected and qualified.
~~Upon the tenth business day after the earlier of (i) the public announcement, after the consummation of the initial public offering of the Common Stock (the “IPO”), by the Corporation or affiliates of Warburg Pincus LLC that, or (ii) the public disclosure, after the IPO, of facts by the Corporation or affiliates of Warburg Pincus LLC indicating that, affiliates of Warburg Pincus LLC no longer beneficially own more than fifty percent (50%) of the outstanding Common Stock (the “Triggering Event”) and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the board of directors, other than those directors who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the Triggering Event, the term of office of the second class to expire at the second annual meeting of stockholders following the Triggering Event and the term of office of the third class to expire at the third annual meeting of stockholders following the Triggering Event, with each director to hold office until his or her successor shall have been duly elected and qualified, and the board of directors shall be authorized to assign members of the board of directors already in office, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, to such classes at the time such classification becomes effective. At each annual meeting of stockholders following the Triggering Event, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.~~
C. If authorized by a resolution of the board of directors, directors may be elected by the stockholders to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.
D. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring ~~(i) if the Triggering Event has not occurred, at the succeeding annual meeting of stockholders and (ii) if the Triggering Event has occurred,~~ at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, in either case with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

98	Vital Energy, Inc. 2023 Proxy Statement
F. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.
G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time~~, with or without cause if the Triggering Event has not occurred, and~~  only for cause ~~if the Triggering Event has occurred, but in either case~~and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.
SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.
EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. All references in this Article EIGHTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined below).
NINTH: Subject to the rights of the holders of any series of Preferred ~~Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the capital stock of the Corporation entitled to vote thereon were present and voted; provided, however, that, following the IPO, on and after the date on which affiliates of Warburg Pincus LLC cease to beneficially own more than fifty percent (50%) of the outstanding Common~~ Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, and the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Article TENTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH~~,~~ or Article EIGHTH ~~or Article ELEVENTH~~.

Annex B	99
ELEVENTH: [RESERVED]
~~ELEVENTH: To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which Warburg Pincus LLC or any private fund that it manages or advises, any of their officers, directors, partners, employees, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or (2) a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation.~~
~~Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.~~
~~If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article ELEVENTH (including, without limitation, each such portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.~~
~~This Article ELEVENTH shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.~~
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to, or a claim with respect to the interpretation or application of, any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the bylaws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

100	Vital Energy, Inc. 2023 Proxy Statement
THIRTEENTH: The board of directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law and, in connection therewith, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the board of directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the Delaware General Corporation Law, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Certificate of Incorporation and any such agreement, the term “Continuing Directors” shall mean (1) those directors who were members of the board of directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the board of directors, if such director’s nomination for election to the board of directors is recommended or approved by the majority vote of the Continuing Directors then in office and (2) such other members of the board of directors, if any, designated in, or in the manner provided in, such agreement as Continuing Directors.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this ~~19th~~ day of ~~December~~, ~~2011~~2023.

~~LAREDO PETROLEUM HOLDINGS~~VITAL ENERGY, INC.

By:
~~Randy A. Foutch~~Jason Pigott
~~Chairman~~President and Chief Executive Officer